Exhibit 10.1

EXECUTION VERSION

FRAMEWORK AGREEMENT

DATED SEPTEMBER 25, 2013

Between

TESORO HAWAII, LLC

HAWAII PACIFIC ENERGY, LLC

and

BARCLAYS BANK PLC

Allen & Overy LLP

0101802-0000002 NY:17027002.32

Schedule

1.	Material Contracts	1
2.	Conditions Precedent	1
3.	Litigation and Environmental Laws	1
4.	Security	1
5.	Retail Guarantees*	1
6.	ERISA Plans	1

THIS FRAMEWORK AGREEMENT dated September 25, 2013 is made BETWEEN:

(1)	TESORO HAWAII, LLC, a Hawaii limited liability company (the Company);

(2)	HAWAII PACIFIC ENERGY, LLC, a Delaware limited liability company (the Member, and together with the Company, the HIE Parties); and

(3)	BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (Barclays).

BACKGROUND:

(A)	On the Initial Purchase Date (as defined below), the Company intends (i) to enter into the Initial Purchase Confirmations (as defined below) to transfer to Barclays on the Initial Purchase Date all of its right, title and interest in and to certain inventories consisting of up to one million seven hundred thousand (1,700,000) Barrels of Crude Oil (as defined below) and up to one million nine hundred thousand (1,900,000) Barrels of Products (as defined below) stored in the Facilities (as defined below) as of the Initial Purchase Date and (ii) to enter into the Forward Purchase Confirmations (as defined below) to transfer to Barclays on a future date all of its right, title and interest in and to certain other inventories consisting of up to four hundred fifty thousand (450,000) Barrels of Products stored in the Facilities as of such future date.

(B)	Following the Initial Purchase Date, pursuant to the Crude Oil Supply Master Confirmation (as defined below), the Company may seek to enter into transactions whereby the Company will purchase from Barclays quantities of crude oil for processing in the Refinery (as defined below) (each such transaction a Crude Oil Transaction). At any time during the term of the Crude Oil Supply Master Confirmation, the Company may provide Barclays with a proposed transaction supplement, which shall constitute a binding offer to enter into a Crude Oil Transaction for the purchase of specified quantities and grades of Crude Oil for delivery in a designated month. In the event Barclays accepts a proposed transaction supplement, Barclays will be under an obligation to deliver the agreed quantity and quality of Crude Oil at a price determined in accordance with the Crude Oil Supply Master Confirmation.

(C)	Following the Initial Purchase Date, and in each case pursuant to the Products Exchange Master Confirmation (as defined below), the Company may seek to initiate a transfer to or from Barclays of all of the right, title and interest in and to certain Products, which creates a corresponding obligation to transfer from or to Barclays, as applicable, the right, title and interest in and to certain Products in a volume and quality equal to the volume and quality of refined product inventories initially transferred to or from Barclays, as applicable, subject to certain reconciliation mechanisms set forth in the Products Exchange Master Confirmation (each such transaction an Exchange Transaction). The Company shall initiate each Exchange Transaction by delivering to Barclays a nomination schedule setting out the details of the proposed Exchange Transaction, which nomination schedule Barclays may accept or reject.

(D)	Certain inventories of Crude Oil and Products owned by Barclays will be stored by the Company at the Facilities in accordance with the terms of the Storage and Services Agreement (as defined below), pursuant to which the Company has agreed to provide Barclays with services to receive, handle, store and throughput such inventories in the Facilities and the Refinery.

(E)	On or about the date hereof the Company and Barclays have entered into the Inventory Documents (as defined below) in order to effectuate the transactions described above.

(F)	The entry into force of this Framework Agreement, the Storage and Services Agreement, the Inventory First Lien Security Agreement, the Mortgage First Lien Agreement and the ABL Loan Second Lien Security Agreement, each in form and substance satisfactory to Barclays, are some of the conditions precedent to the effectiveness of the ISDA Master Agreement between the Parties under and subject to the terms of which the Parties may enter into Crude Oil Transactions and Exchange Transactions.

(G)	The Parties wish to set forth in this Framework Agreement certain common terms and conditions in respect of the relationship between the Parties and the transactions contemplated in the Inventory Documents.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

ABL Loan Account Control Agreement means the deposit account control agreement dated as of the date hereof among American Savings Bank, Tesoro Hawaii, LLC, the ABL Loan Collateral Agent and the Inventory Collateral Agent, relating to all deposit accounts of the Company other than the Insurance Proceeds Account.

ABL Loan Collateral has the meaning given to it in the Intercreditor Agreement.

ABL Loan Collateral Agent means Deutsche Bank AG New York Branch, acting as collateral agent for the ABL Loan Collateral under the Intercreditor Agreement and the ABL Loan Security Documents (as defined in the Intercreditor Agreement).

ABL Loan Credit Agreement means the ABL Loan Credit Agreement dated as of the date hereof among the Borrowers, the Member, the Administrative Agent, the ABL Loan Collateral Agent and the Lenders party thereto.

ABL Loan Second Lien Security Agreement means the security agreement dated as of the date hereof between the Company and its Subsidiaries from time to time party thereto and the Inventory Collateral Agent.

Additional Security Documents has the meaning given to that term in Section 6.24(a) (Additional security; further assurances).

Administrative Agent means Deutsche Bank AG New York Branch, acting as administrative agent under the ABL Loan Credit Agreement.

Advisers means the Technical Adviser, the Insurance Adviser, the Inspector, accounting, tax and legal advisers and any other adviser mutually agreed on by the Parties from time to time in accordance with Section 16 (Advisers).

Affiliate of a person means any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with that person.

Agency and Advisory Agreement means the Agency and Advisory Agreement dated as of the date hereof between Barclays and the Company, including any subsequent amendment or supplement to or renewal or restatement thereto.

Audited Original Financial Statements means the audited financial statements of the Company for the year ended December 31, 2011.

Available Liquidity means the sum of:

(a)	Excess Availability, less

(i)	on any date (x) during a Dominion Period or (y) on which the Excess Availability is less than or equal to the Minimum Availability Amount for more than one consecutive Business Day, $15,000,000; or

(ii)	on any other date, $0; and

(b)	cash on hand.

Barclays has the meaning given to that term in the Preamble.

Barclays Authorization means any authorization required by any person or customary for Barclays to hold in connection with Barclays’ entry into and performance of the Inventory Documents and the transactions contemplated therein, and validity and enforceability of the Inventory Documents in respect of Barclays, or which are necessary for Barclays to own the Crude Oil and Products owned by it, but, for the avoidance of doubt, excludes the Company Authorizations.

Barclays’ Product or Barclays’ Products means any Products to which Barclays has right or title, in which Barclays has an interest or which the Company is or may be required to deliver to Barclays pursuant to the ISDA Master Agreement or any Subsequent Purchase Confirmation and any substances in such Products.

Barbers Point Barge Harbor Pipelines means, collectively, the four (4) Products pipelines running approximately 2.2 miles and connecting the Refinery to the loading facility at the Barbers Point Barge Harbor, the Chevron refinery, Aloha Barbers Point Terminal, HECO and other facilities.

Barges means the two (2) time-chartered tug/barge units used to transport Inventory from Oahu to terminals on neighboring islands.

Barrel means 42 Gallons measured at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of 29.92 inches of mercury.

Borrowers means the Company and all of its present and future Subsidiaries that own any assets included in the Borrowing Base (as defined in the ABL Loan Credit Agreement as in effect as of the date of this Agreement).

Borrowing Base has the meaning given to that term in the ABL Loan Credit Agreement.

Business Day means (a) for payment due under any Inventory Document, a day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; and (b) for notices under any Inventory Document, a day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized to remain closed.

Change in Control means, with respect to the Company, when the Parent ceases to be the beneficial owner, directly or indirectly through wholly owned Subsidiaries, of more than 80% of the issued Equity Interests in the Company.

Claim Notice has the meaning given to that term in Section 10.3(b) (Indemnity Procedure).

Code means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

Collateral Agency Agreement means the collateral agency agreement dated as of the date hereof between Barclays and the Inventory Collateral Agent.

Company has the meaning given to that term in the Preamble.

Company Authorization means any authorization required by any person or customary for any person to hold in connection with the entry into, performance, legality, validity, binding effect or enforceability of, and the transactions contemplated by, any Transaction Document, or which are necessary for the Company to own and operate the Facilities and the Refinery, to conduct its business, trade and ordinary activities or to enable it and each of the other HIE Parties to create the Security Interests purported to be created by it and ensure that such Security Interest has the priority and ranking it is expressed to have, but, for the avoidance of doubt, excludes the Barclays Authorizations.

Company Indemnified Person means the Company and its Affiliates from time to time and their respective directors, officers, employees, representatives, agents, brokers, successors and assigns.

Confirmations means:

(c)	the Initial Purchase Confirmations;

(d)	the Forward Purchase Confirmation;

(e)	the Crude Supply Master Confirmation;

(f)	the Products Exchange Master Confirmation;

(g)	the Products Offtake Master Confirmation; and

(h)	the Prepay Confirmations.

Contamination has the meaning given to that term in the Storage and Services Agreement.

Credit Agreement means (a) the ABL Loan Credit Agreement or (b) following a refinancing in full of the Borrowers’ obligations under the ABL Loan Credit Agreement in accordance with Section 6.9(b)(iv) (Financial Indebtedness) or the Credit Agreement then in effect, the Refinancing Credit Agreement.

Crude Agreement means a crude supply agreement between Barclays and a Crude Supplier pursuant to which Barclays may purchase Crude Oil from the Crude Supplier from time to time during the term of such agreement.

Crude Oil means crude oil and feedstocks that conform to such specifications as the Parties may mutually agree and that are suitable for normal refinery processing, provided that Crude Oil shall not include slops.

Crude Oil Transaction has the meaning given to that term in Recital (B).

Crude Supplier means a supplier of Crude Oil to Barclays pursuant to a Crude Agreement.

Crude Supply Master Confirmation means the Crude Oil supply master confirmation between Barclays and the Company dated as of the date hereof which supplements, forms a part of and is subject to the ISDA Master Agreement.

CSA means the 1994 Credit Support Annex (New York law) to the ISDA Master Agreement.

Daily Invoices has the meaning given to that term in the Crude Supply Master Confirmation.

Default means:

(a)	an Enforcement Event; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice, the making of any determination under the Inventory Documents, or any combination of them) an Enforcement Event, including, without limitation, an ISDA Potential Event of Default.

Delivery Date has the meaning given to that term in the Initial Purchase Confirmations

Derivative Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate, price or other risk.

Disruption Event means a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Inventory Documents, which is not caused by, and is beyond the control of, any of the Parties.

Distribution has the meaning given to that term in Section 6.19 (Distributions and redemption of membership interests).

Dominion Period has, and any defined terms used or referenced therein have, the meaning given to that term in the ABL Loan Credit Agreement as in effect on the date of this Agreement.

Enforcement Event means:

(a)	an ISDA Event of Default; or

(b)	a Termination Event.

Environment means all or any part of the following media (alone or in combination): air (including the air within the buildings and the air within other natural or man-made structures whether above or below ground); water (including sea, surface water, groundwater, water under or within land or in drains, sewers and coastal and inland waters); land (including land under water) and any living organisms and ecosystems supported by those media, including flora, fauna and man.

Environmental Approval means any approval, authorization, license, registration or permit or the filing of any notification, report or assessment required under any Environmental Law for the operation of the System and/or any component thereof and/or the business of the Company or Barclays.

Environmental Claim means any legal proceeding, claim, investigation or suit instituted related to environmental matters or Environmental Law.

Environmental Law means any law (including common law), statute, international conventions and treaties (to the extent such conventions and treaties have direct effect on the parties and/or any Indemnified Person), rule, regulation, order, ordinance, directive, administrative ruling, decree, judgment or permit requirement, judicial interpretation of any laws by a Governmental Authority or court, guidance and codes of practice (in each case having the force of law) which relates to: (i) the pollution, protection, investigation or restoration of the Environment, human health and safety or natural resources or (ii) the generation, transportation, storage, disposal, containment use, or Release or threatened Release of any Hazardous Substance.

Environmental Matter means:

(a)	any breach or alleged breach of Environmental Law and/or any Environmental Approval by the Company and/or any of its Affiliates and/or any of their representatives, agents, employees and/or contractors at the Facilities or the Refinery;

(b)	any actual Release, and/or loss of Inventory and/or any Hazardous Substance at or from the Facilities or the Refinery any time (Released Inventory);

(c)	any actual contamination of the Environment arising from the presence of Released Inventory which is or may become the subject of any Environmental Claim;

(d)	any Environmental Claim; and

(e)	the actual exposure of any person to any Inventory and/or Hazardous Substance at any time.

Equity Interests means the shares, interests, rights to purchase, warrants, options, participations or other equivalents of any person’s interests in (however designated) equity of another person, including any preferred stock and partnership or limited liability company interests but excluding any debt securities convertible into such equity.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any of the HIE Parties or any of their respective Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

ERISA Event means any one or more of the following:

(a)	any Reportable Event;

(b)	the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)	the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made or a determination that any Plan is, or is expected to be, considered an at-risk plan or in endangered or critical status within the meaning of Sections 430 and 432 of the Code or Sections 303 and 305 of ERISA;

(e)	engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that could reasonably be expected to have a Material Adverse Effect;

(f)

the complete or partial withdrawal of any of the HIE Parties or any of their respective Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any of the HIE Parties or any of their respective Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the HIE Parties, any of their respective Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA that could reasonably be expected to have a Material Adverse Effect; or

(g)	any of the HIE Parties, any of their respective Subsidiaries or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan that could reasonably be expected to have a Material Adverse Effect (other than premiums due and not delinquent under Section 4007 of ERISA).

Excess Availability has, and any defined terms used or referenced therein have, the meaning given to that term in the ABL Loan Credit Agreement as in effect as of the date of this Agreement.

Exchange Transaction has the meaning given to that term in Recital (C).

Facilities means, collectively, the SPM, the On-Site Tanks, the Pipelines, the Barges and the Terminals, in each case together with any pipelines or ancillary facilities connecting such systems or facilities to each other or to the Refinery, and Facility means any one of the Facilities.

Fair Market Value means, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company, or the Subsidiary of the Company selling such asset.

Financial Indebtedness means any indebtedness for or in respect of:

(h)	moneys borrowed;

(i)	any acceptance credit (including any dematerialized equivalent);

(j)	any bond, note, debenture, letter of credit or other similar instrument;

(k)	any redeemable preference share;

(l)	any agreement treated as a finance or capital lease in accordance with GAAP;

(m)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(n)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or construction of that asset or service;

(ii)	involves a period of more than one hundred twenty (120) days before or after the date of acquisition or supply; or

(iii)	constitutes a forward sale or purchase agreement;

(o)	any Derivative Transaction (and, except for non-payment of an amount, the then mark-to-market value of the Derivative Transaction will be used to calculate its amount);

(p)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing outside of the ordinary course of business;

(q)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(r)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Force Majeure Event means an event or circumstance which constitutes force majeure (howsoever described) under the Transaction Documents or any of the Company’s or Barclays’ contractual arrangements or otherwise affords it or its counterparty relief from performance of the relevant contract.

Foreign Pension Plan means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any of the HIE Parties or any one or more of their respective Subsidiaries primarily for the benefit of employees of the HIE Parties or such Subsidiaries residing outside the United States, which plan, fund or other similar program is subject to laws of the applicable foreign jurisdiction and provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

Forward Purchase Confirmations means the forward purchase confirmations dated as of the date hereof between the Company and Barclays evidencing the forward purchase arrangements in respect of certain Crude Oil and Products.

GAAP means generally accepted accounting principles in the United States of America.

Gallon means a U.S. gallon (with the volume delivered determined at 60 degrees Fahrenheit using ASTM Standard D1250, Table 6B).

Good Industry Practice means the exercise of the degree of skill, care and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking as the Company under the same or similar circumstances.

Governmental Authority means any federal, regional, provincial, state, local or municipal government, governmental body, agency, instrumentality, authority or other entity established or controlled by any of the foregoing or subdivision thereof, including any legislative, administrative, regulatory or judicial body, or any person purporting to act therefor.

Hazardous Substances means any natural or artificial substance, product or matter (in whatever form) that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics (including, but not limited to, hazardous waste, polluting, toxic or dangerous substances, petroleum product or by-product or radiation).

HIE Parties has the meaning given to that term in the Preamble.

Hilo Terminal means the two (2) refined products terminals leased and operated by the Company located on the island of Hawaii in Hilo, Hawaii.

Honolulu Products Pipeline means the refined products pipeline running approximately 21.2 miles connecting the Refinery to terminals located at the Honolulu International Airport, terminals located at certain military facilities, the Sand Island Terminal, the Aloha Honolulu Terminal and the Chevron Honolulu Terminal.

Indemnified Party has the meaning given to that term in Section 10.3(a) (Indemnity Procedure).

Indemnified Person means Barclays and its Affiliates from time to time and their respective directors, officers, employees, representatives, agents, Inspectors, brokers, successors and assigns.

Indemnifying Party has the meaning given to that term in Section 10.3(a) (Indemnity Procedure).

Initial Crude Oil Purchase Confirmation means the sale and purchase confirmation dated as of the date hereof between the Company and Barclays evidencing the initial purchase of Crude Oil by Barclays from the Company.

Initial Purchase Confirmations means the Initial Crude Oil Purchase Confirmation and the Initial Refined Product Purchase Confirmation.

Initial Purchase Date has the meaning given to the Delivery Date in each of the Initial Purchase Confirmations.

Initial Refined Product Purchase Confirmation means the sale and purchase confirmation dated as of the date hereof between the Company and Barclays evidencing the initial purchase of Products by Barclays from the Company.

Inspector means the inspector appointed by Barclays from time to time.

Insurance means the contracts and policies of insurance taken out by or on behalf of the Company in accordance with Section 7.7 (Insurance) or (to the extent of its interest) in which the Company has an interest.

Insurance Adviser means any firm of insurance advisers appointed by Barclays from time to time.

Insurance Proceeds has the meaning given to it in the Intercreditor Agreement.

Insurance Proceeds Account has the meaning given to it in the Intercreditor Agreement.

Intercreditor Agreement means the intercreditor agreement dated as of the date hereof by and among Barclays, the Administrative Agent, the Inventory Collateral Agent, the ABL Loan Collateral Agent and the HIE Parties.

Inventory means Crude Oil and Products.

Inventory Account Control Agreement means the account control agreement to be entered into among American Savings Bank, Tesoro Hawaii, LLC, the ABL Loan Collateral Agent and the Inventory Collateral Agent, relating to the Insurance Proceeds Account.

Inventory Collateral has the meaning given to it in the Intercreditor Agreement.

Inventory Collateral Agent means Wells Fargo Bank, National Association, acting as collateral agent for Barclays’ collateral under the Intercreditor Agreement and the Inventory Security Documents.

Inventory Documents means:

(a)	this Agreement;

(b)	the ISDA Master Agreement;

(c)	any Subsequent Purchase Confirmation;

(d)	the Storage and Services Agreement;

(e)	the Agency and Advisory Agreement;

(f)	each Inventory Security Document;

(g)	the Inventory Guarantee;

(h)	the Novation Agreement;

(i)	the Intercreditor Agreement;

(j)	the Collateral Agency Agreement;;

(k)	the fee letter dated as of the date hereof among the Inventory Collateral Agent, the Company and Barclays; and

(l)	any other document designated as such by the Company and Barclays in writing.

Inventory First Lien Security Agreement means the security agreement dated as of the date hereof between the Company and the Inventory Collateral Agent.

Inventory Guarantee means the guarantee dated as of the date hereof by the Member in favor of the Inventory Collateral Agent.

Inventory Obligations has the meaning given to it in the Intercreditor Agreement.

Inventory Security Document means:

(a)	the Inventory First Lien Security Agreement;

(b)	the Mortgage First Lien Agreement;

(c)	the ABL Loan Second Lien Security Agreement;

(d)	the Inventory Account Control Agreement;

(e)	the ABL Loan Account Control Agreement;

(f)	the Membership Interests First Lien Pledge Agreement;

(g)	any other document entered into with the consent of Barclays evidencing or creating or perfecting security over any asset of any HIE Party to secure any Inventory Obligation.

ISDA Event of Default has the meaning given to the term “Event of Default” in the ISDA Master Agreement.

ISDA Master Agreement means the 2002 ISDA Master Agreement between Barclays and the Company dated as of the date hereof including the Schedule thereto (and the Oil Annex incorporated therein), the CSA, the Confirmations and each Transaction (whether or not reduced to a confirmation) entered into from time to time thereunder.

ISDA Potential Event of Default has the meaning given to the term “Potential Event of Default” in the ISDA Master Agreement.

Kahului Terminal means the one (1) refined products terminal leased and operated by the Company located on the island of Maui in Kahului, Hawaii.

Knowledge means, with respect to any person, the actual knowledge, upon reasonable inquiry, of one or more of the directors or executive officers of such person.

Leaseholds of any person means all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvement and/or fixtures.

Leases means the leases, easements and other agreements set out in Schedule 1.

Lenders means the lenders that are a party to the ABL Loan Credit Agreement.

Losses means any and all claims, demands, suits, losses, expenses, damages, charges, fines, penalties, deficiencies, assessments, interest, fines, taxes, duties, levies, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, liabilities that directly or indirectly arise out of or are related to any suit, proceeding, judgment, settlement or judicial or administrative order, or any liabilities with respect to Environmental Law or other applicable law.

Material Adverse Effect means a material adverse effect on:

(a)	the business, assets or financial condition of the Company;

(b)	the ability of the Company to perform its payment or delivery obligations under this Agreement, the ISDA Master Agreement or its obligations to provide all or a material part of the Services under the Storage and Services Agreement or the Agency and Advisory Agreement;

(c)	the legality, validity, binding nature or enforceability of the Company’s obligations under the Transaction Documents; or

(d)	the legality, validity, binding nature or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, any Inventory Document.

Material Contracts means (a) the Leases and (b) any other agreements the lack of which would have or be reasonably likely to have a Material Adverse Effect.

Member has the meaning given to that term in the Preamble.

Membership Interests First Lien Pledge Agreement means the share pledge dated as of the date hereof between Member and the Inventory Collateral Agent for the benefit of Barclays.

Minimum Availability Amount has, and any defined terms used or referenced therein have, the meaning given to that term in the ABL Loan Credit Agreement as in effect as of the date of this Agreement.

Minimum Liquidity Test has the meaning given to that term in Section 6.21(b)(iii) (evidence that the Company has obtained consents to assignment of each of the Company’s patent licenses that are set out in Annex VIII to the Intercreditor Agreement and that are material to the operation or value of the Refinery and the System or the Company’s ability to perform its obligations under the Basic Documents (as defined in the Intercreditor Agreement).

(a)	The Company shall deliver, within thirty (30) days after the Initial Purchase Date, a recorded mortgage or mortgages between the Company and the Inventory Collateral Agent in a form satisfactory to Barclays and the Inventory Collateral Agent evidencing the Inventory Collateral Agent’s first lien Security Interest in the Company’s Material Contracts listed in Annex IX to the Intercreditor Agreement and with respect to which consent has been granted or is not needed for the grant of such Security Interest but such Material Contracts have not been recorded as of the date of this Agreement.

Minimum Liquidity Test).

MIPA means the membership interest purchase agreement dated as of June 17, 2013 between Tesoro Corporation, the Member and the Company.

Mortgage First Lien Agreement means the mortgage dated as of the date hereof between the Company and the Inventory Collateral Agent.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any of the HIE Parties or any of their respective Subsidiaries or with respect to which any of the HIE Parties or any of their respective Subsidiaries has any liability (including on account of an ERISA Affiliate).

Novation Agreement means the novation agreement dated as of the date hereof among Barclays, the Company and Tesoro Refining & Marketing Company LLC.

Obligations has the meaning given to it in the Intercreditor Agreement.

Oil Annex means the oil annex, as amended and supplemented from time to time, that is incorporated into the Schedule to the ISDA Master Agreement.

On-Site Tanks means the Tanks identified in Schedule 1 of the Storage and Services Agreement as being located at the Refinery.

Operations and Maintenance Costs means documented fixed and variable operations and maintenance costs incurred by the Company in connection with provision of tolling services at the Refinery, including, without limitation, all labor costs, management fees, maintenance costs, water condensate sourcing and treatment costs, byproduct disposal costs, material costs, environmental compliance costs, insurance premiums and administrative costs.

Parent means Par Petroleum Corporation, a Delaware corporation.

Party means a party to this Agreement.

PBGC means the U.S. Pension Benefit Guaranty Corporation.

Permitted Distribution means any dividend or other distribution by the Company in respect of its Equity Interests, provided that:

(a)	the funds used for such dividend or other distribution are generated from operations of the Company and not derived from Permitted Unsecured Debt;

(b)	at all times (i) during the 90-day period immediately preceding such distribution (determined after giving effect to such distribution as if it had been made on the first day of such period); and (ii) during the 90-day period commencing on the date of such distribution (determined on a projected basis in good faith): the Company will retain Available Liquidity sufficient to equal or exceed the sum of:

(A)	the total gross invoice amount payable under the Crude Supply Master Confirmation for the greatest two (2) consecutive Daily Invoices (as defined in the Crude Supply Master Confirmation) in such period;

(B)	either (x) $15,000,000 or (y) at any time when the Weekly Nomination Schedule between the Company and Barclays with respect to transactions under the Crude Supply Master Confirmation is scheduled Monday through Sunday, $10,000,000; plus

(C)	the greater of (x) reserves for projected capital expenditures for the six (6) month period immediately following the date of distribution and (y) $5,000,000;

(c)	the Fixed Charge Coverage Ratio (as defined in the ABL Loan Credit Agreement as in effect as of the date of this Agreement) for the four consecutive fiscal quarters of the Company last ended as of the date of distribution equals or exceeds 1.00:1.00;

(d)	no Default or Enforcement Event has occurred and is continuing as of the date of such dividend or distribution or will occur after giving effect thereof; and

(e)	such dividends and distributions shall not exceed (i) $60,000,000 in the aggregate in any rolling twelve (12) month period (Annual Limit) and (ii) $20,000,000 in the aggregate in any rolling three (3) month period (Quarterly Limit); provided that the amount of any newly injected capital (New Equity Injection) above the initial equity capital base of the Company as of the date of this Agreement may be distributed, subject to clauses (a), (b), (c) and (d) above, on a proportional basis and in addition to the Annual Limit and Quarterly Limit in an aggregate amount not to exceed the amount of such New Equity Injection.

Permitted Hedging means Permitted Secured Hedging and Permitted Unsecured Hedging, provided that, unless otherwise approved by Barclays, Permitted Secured Hedging and Permitted Unsecured Hedging constituting basis crack hedges shall not at any time, calculated on a rolling basis, exceed (a) seventy percent (70%) of the Refinery’s reasonably expected production in the twelve (12) month period immediately following the date of calculation, (b) fifty percent (50%) of the Refinery’s reasonably expected production during the period from thirteen (13) months to twenty-four (24) months (inclusive) after the date of calculation, (c) twenty-five percent (25%) of the Refinery’s reasonably expected production during the period from twenty-five (25) months to thirty-six (36) months (inclusive) after the date of calculation, and (d) no hedging of the Refinery’s reasonably expected production beyond thirty-six (36) months after the date of calculation.

Permitted Letters of Credit means letters of credit on arm’s length terms provided to third party suppliers (including, without limitation, Barclays pursuant to one or more of the Transaction Documents), insurance companies, bonding companies, sureties, landlords or Governmental Authorities as reasonably necessary to the Company’s operations in the ordinary course of business and consistent with past practice.

Permitted Secured Hedging means:

(a)	any Derivative Transaction entered into with Barclays which:

(i)	is entered into to hedge identified interest rate risk or commodity price risk (including, without limitation, risk related to the differential between the prices of Crude Oil and Products); and

(ii)	is a bona fide, right way risk hedge entered into in the ordinary course of business and not for speculative purposes (for the avoidance of doubt, commodity reference price basis trades may be hedges provided the prices used are commercially reasonably correlated to underlying cash flow pricing locations);

(b)	any Secured Hedging Agreement (under and as defined in the ABL Loan Credit Agreement as in effect as of the date of this Agreement) which:

(i)	is entered into to hedge identified interest rate risk relating to the ABL Loan Credit Agreement or basis crack risk related to the differential between the prices of Crude Oil and Products;

(ii)	is a bona fide, right way risk hedge entered into in the ordinary course of business and not for speculative purposes (for the avoidance of doubt, commodity reference price basis trades may be hedges provided the prices used are commercially reasonably correlated to underlying cash flow pricing locations);

(iii)	is on industry standard terms the same or substantially similar to those included in the 1992 ISDA Master Agreement and does not elect the “First Method” under the 1992 ISDA Master Agreement or otherwise incorporate similar walk-away rights;

(iv)	is at market pricing, without deferred premium or embedded loans; and

(v)	is secured on a first lien basis by the ABL Loan Collateral and is subject to the terms of the Intercreditor Agreement.

(c)	any other Derivative Transaction entered into with Barclays that is intended by Barclays and the Company to be secured by the Inventory Collateral.

Permitted Security means:

(a)	any Security Interest constituted by a Security Document or the CSA;

(b)	Permitted Letters of Credit;

(c)	any Security Interest granted as security for any Permitted Secured Hedging;

(d)	any Security Interest imposed by any Governmental Authority for Taxes (i) which are not yet due or (ii) which are not overdue for a period of more than twenty (20) days after the later of (A) the date such Security Interest is created or arises and (B) final adjudication of any dispute related thereto to the extent that such Security Interest is being contested in good faith with due diligence and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, to the extent that enforcement is stayed or bonded in full for the entire duration of the contest;

(e)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, contractual, statutory and common law landlord’s liens or other like Security Interests arising in the ordinary course of business (i) for amounts not yet due or (ii) for amounts not overdue for a period of more than twenty (20) days after the later of (A) the date such Security Interest has been created or arises and (B) final adjudication of any dispute related thereto, to the extent that during such contest, enforcement is stayed for the entire duration of the contest;

(f)	any Security Interest granted as security for Financial Indebtedness under the ABL Loan Credit Agreement in accordance with the terms of the Intercreditor Agreement;

(g)	cash or letters of credit required to be posted pursuant to a credit support annex, any futures clearing agreement or any over-the-counter clearing agreement entered into in connection with Permitted Unsecured Hedging;

(h)	any Security Interest on metals and the right to receive metals arising out of a Sale Leaseback permitted under the definition of Permitted Transaction of catalyst necessary or useful for the operation of the Refinery, securing obligations of the Company or such Subsidiary in respect of such Sale Leaseback, provided that such Security Interest does not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing;

(i)	any Security Interest granted in the ordinary course of business on insurance policies, the proceeds thereof or the unearned portion of insurance premiums thereunder with respect to securing the financing of the unpaid costs of such insurance policies;

(j)	any license, sublicense, lease or sublease, in each case not securing Financial Indebtedness and not materially interfering with the conduct of business by the Company or any of its Subsidiaries;

(k)	easement, right of way, restriction, encroachment and other similar encumbrances, and minor title deficiencies, in each case not securing Financial Indebtedness and not materially interfering with the conduct of business by the Company or any of its Subsidiaries and in each case do not render title to the property encumbered thereby unmarketable;

(l)	any Security Interest (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits;

(m)	any Security Interest (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets, which liens are in favor of the seller or shipper of such good or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)	bankers’ liens, rights or setoff and other similar Security Interests existing solely with respect to deposit accounts maintained by the Company or any of its Subsidiaries in the ordinary course of business and securing amounts owing to the bank or banks with which such deposit account or accounts are maintained in relation to cash management and account operating arrangements;

(o)	any Security Interest arising out of the existence of judgments or awards (i) which are not yet due or which are not overdue for a period of more than thirty (30) days after the later of (A) the date the Security Interest is created or arises and (B) final adjudication of any dispute related thereto and (ii) in respect of which the Company or any of its Subsidiaries is in good faith prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceeding and which has not otherwise had and could not reasonably be expected to have a Material Adverse Effect;

(p)	any Security Interest securing the performance of bids, tenders, leases, performance bonds, surety bonds, appeal bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of Financial Indebtedness); and

(q)	with respect to the owned or leased real property interests of any HIE Party that are subject to the Security Interests of the Mortgage First Lien Agreement, such Security Interests with respect to such mortgaged property that are expressly permitted under the terms of the Mortgage First Lien Agreement.

Permitted Transaction means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security Interest given, or other transaction arising, under the Transaction Documents, the ABL Loan Credit Agreement, or the MIPA;

(b)	Permitted Hedging;

(c)	Permitted Unsecured Debt;

(d)	Permitted Security;

(e)	the solvent reorganization of the Company;

(f)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of any Security Interest or the incurring or permitting to exist of Financial Indebtedness) conducted in the ordinary course of business on arm’s length terms;

(g)	cash collateralization of Permitted Letters of Credit in the ordinary course of business and consistent with past practice;

(h)	prepayment by customers in connection with the sale of Products in the ordinary course of business and consistent with past practice;

(i)	Financial Indebtedness of the Company and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default or a Termination Event, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds, guarantees and customs bonds permitted by this clause (h) shall not at any time exceed $15,000,000;

(j)	guarantee or indemnity obligations owed to customers and suppliers in the ordinary course of business and consistent with past practice;

(k)	Sale Leasebacks on Refinery catalyst so long as (i) no Default or Termination Event then exists or would result therefrom, (ii) each such Sale Leaseback is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, and (iii) the consideration received by the Company or such Subsidiary consists of cash and is paid at the time of the closing of such Sale Leaseback; and

(l)	Financial Indebtedness incurred in connection with the financing of insurance premiums.

Permitted Unsecured Debt means any unsecured Financial Indebtedness, subordinated to the Inventory Obligations, provided that:

(a)	the final maturity date of such Financial Indebtedness falls at least three (3) years after the Initial Purchase Date or, if the term of one or more of the Inventory Documents is extended pursuant to their terms, the then-current end of the term of such Inventory Documents;

(b)	interest paid on such Financial Indebtedness during any period prior to the termination of all of the Inventory Documents shall not exceed a rate of five percent (5%) per annum;

(c)	repayment of principal of such Financial Indebtedness shall be subject to the conditions for Permitted Distributions set out in the definition thereof, as if such repayment were a dividend or other distribution by the Company in respect of its Equity Interests, during any period prior to the termination of all of the Inventory Documents;

(d)	the lender in respect of such Financial Indebtedness shall have delivered a Subordination and Pledge Agreement in respect of such Financial Indebtedness in form and substance reasonably satisfactory to Barclays; and

(e)	the proceeds of such Permitted Unsecured Debt are used to cover operating expenses, capital expenditures, working capital and other general corporate purposes of the Company.

Permitted Unsecured Hedging means:

(a)	any Derivative Transaction which:

(i)	is entered into to hedge identified interest rate risk and risk related to the differential between the prices of Crude Oil and Products;

(ii)	is a bona fide, right way risk hedge entered into in the ordinary course of business and not for speculative purposes (for the avoidance of doubt, commodity reference price basis trades may be hedges provided the prices used are commercially reasonably correlated to underlying cash flow pricing locations);

(iii)	is on industry standard terms the same or substantially similar to those included in the 1992 ISDA Master Agreement and does not elect the “First Method” under the 1992 ISDA Master Agreement or otherwise incorporate similar walk-away rights;

(iv)	is at market pricing, without deferred premium or embedded loans; and

(v)

to the extent any obligation to provide credit support in respect of such Derivative Transaction applies to the Company, such credit support is only documented in the form of a credit support annex to an ISDA master agreement or futures or over-the-counter clearing agreements and the only Eligible Credit Support (as defined in such credit support annex or futures or over-the-counter clearing agreements) under such credit support annex or futures or over-the-counter clearing agreements is in the form of cash or letters of credit required to be posted pursuant thereto (and which shall not, for the avoidance of doubt, be secured by or benefit from any other Security Interests); and

(b)	any other Derivative Transaction approved by Barclays.

Pipelines means the SPM Pipelines, the Honolulu Products Pipeline and the Barbers Point Barge Harbor Pipelines.

Plan means an “employee pension benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any of the HIE Parties or any of their respective Subsidiaries or with respect to which any of the HIE Parties or any of their respective Subsidiaries has any liability (including on account of an ERISA Affiliate).

Prepay Confirmations means the prepay confirmations between Barclays and the Company which may be entered into from time to time and which will supplement, form a part of and be subject to the ISDA Master Confirmation.

Products means refined petroleum products, or refined petroleum intermediates and finished petroleum products, including, without limitation, blend stocks, additives, NGL, naphtha, VGO, resid, fuel oil, gasoline, diesel, jet and transmix and such other products as agreed by Barclays.

Products Exchange Master Confirmation means the products exchange master confirmation between Barclays and the Company dated as of the date hereof which supplements, forms a part of and is subject to the ISDA Master Agreement.

Products Offtake Master Confirmation means the products offtake master confirmation between Barclays and the Company dated as of the date hereof which supplements, forms a part of and is subject to the ISDA Master Agreement.

Projections means the projections of consolidated financial statements of the Company and its Subsidiaries for the four (4) years ended after the Initial Purchase Date, that reflect forecasted consolidated financial condition, that were prepared by or on behalf of the Company in connection with the transactions contemplated in the Transaction Documents and delivered to Barclays.

Real Property of any person shall mean all the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

Recovery has the meaning given to that term in Section 10.2(c) (Limitation and Mitigation).

Refinancing Credit Agreement has the meaning given to such term in Section 6.9(b)(iv)(A) (Financial Indebtedness).

Refinery means the Company’s petroleum refining facility and all of the related facilities owned and operated by the Company, including the processing, storage, receiving, loading and delivery facilities, piping and related facilities, but excluding the On-Site Tanks (as defined in the Storage and Services Agreement), together with existing or future modifications or additions, and any associated or adjacent facility that is used by the Company to carry out the terms of this Agreement, all of the foregoing facilities being located in the Campbell Industrial Park in Kapolei, Hawaii, with a throughput capacity of 94,000 Barrels per day.

Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, seeping, dispersal, leaching, pumping, dumping, disposing of, migrating or placing, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the Environment or natural or man-made structures.

Released Inventory has the meaning given that term in the definition of “Environmental Matter” above.

Repeating Representation means:

(a)	each of the representations and warranties referred to in Section 3 (Representations and Warranties) and Section 4 (Representations and Warranties of Barclays) other than those contained in Sections 3.7 (Authorizations), 3.9 (No material adverse change), 3.10 (Litigation), 3.11 (Information), 3.12 (Ownership of assets), 3.13(c) to (d) (Ownership), 3.15 (Taxes), 3.16 (Stamp and registration duties), 3.17 (Legal opinions), 3.19 (Anti-Corruption), 3.21(a) (Ownership of Crude Oil and Products), 3.23 (No breach of law), 3.24 (Environmental Law), 3.25 (Sanctions), 4.6 (Authorizations) and 4.7(a) (Ownership of Crude Oil and Products); and

(b)	each of the representations and warranties included in the Inventory Security Documents, except such representations and warranties that are specified to be given as of specific dates, which shall be deemed to be given on such dates.

Reportable Event means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

Retail Business means the retail business of the Company consisting of thirty-two (32) retail outlets located in the islands of Oahu, Maui and Hawaii and related business operations, facilities and personnel.

Retail Holdco means HIE Retail, LLC, a Hawaiian limited liability company.

Retail Subsidiary means Smiley’s Super Service, Inc., a Hawaiian corporation.

Sale Leaseback means any transaction or series of related transactions pursuant to which the Company or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

Sanctioned Country means a country or territory that is the target of country-wide or territory-wide Sanctions (including, at the time of this Agreement, Cuba, Burma/Myanmar, Iran, North Korea, Sudan and Syria).

Sanctioned Person means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organized under the laws of, a Sanctioned Country; or

(c)	otherwise a target of Sanctions “target of Sanctions” signifying a person with whom a U.S. person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Sanctions Authority means:

(a)	the government of the U.S.;

(b)	the United Nations;

(c)	the European Union or the government of the UK; or

(d)	the respective Governmental Authorities of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State, and Her Majesty’s Treasury.

Sanctions Laws or Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Sand Island Terminal means the Tesoro Sand Island Terminal connected to the Refinery by the Honolulu Products Pipeline.

Security Interests means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Services means, collectively, the Services under and as defined in each of the Storage and Services Agreement and the Agency and Advisory Agreement.

SPM means the floating single point mooring used for Product and Crude Oil loading and off-loading equipment owned by the Company and located approximately 1.7 miles off the coast of the Barbers Point Barge Harbor.

SPM Pipelines means, collectively, the three (3) subsea pipelines running approximately 2.0 miles and connecting the Refinery to the SPM.

Storage and Services Agreement means the storage and services agreement dated as of the date hereof between the Company and Barclays.

Subordination and Pledge Agreement means a subordination and pledge agreement entered into or to be entered into among the Company, each lender providing Permitted Unsecured Debt, the ABL Loan Collateral Agent and the Inventory Collateral Agent, relating to the subordination of the Permitted Unsecured Debt in full to the Obligations.

Subsequent Purchase Confirmations means the long-form confirmations which evidence:

(a)	any purchase of Crude Oil by Barclays from the Company; and

(b)	any purchase of Products by Barclays from the Company,

entered into after the date hereof between the Company and Barclays.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital stock, equity or similar rights of ownership, or whose accounts would be consolidated with those of that person in accordance with GAAP.

System means the Refinery and the Facilities.

Tangible Chattel Paper has the meaning given to that term in the Inventory First Lien Security Agreement.

Tank has the meaning given to that term in the Storage and Services Agreement.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature, including any income, franchise, stamp, documentary, excise or property tax, charge or levy (in each case, including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under an Inventory Document.

Technical Adviser means any firm of technical advisers appointed by Barclays from time to time.

Terminals means the Hilo Terminal, the Kahului Terminal, the Sand Island Terminal and the Tesoro Lihue Airport Terminal.

Termination Event has the meaning given to that term in the ISDA Master Agreement.

Tesoro Lihue Airport Terminal means the one (1) refined products terminal leased and operated by the Company located on the island of Kauai in Lihue, Hawaii.

Third Party Claim means any claim, demand, action or suit, cause of action or proceeding (whether of a criminal, tortuous, contractual, statutory or other nature) made by a third party against any Indemnified Person or Company Indemnified Person.

Third Party Claim Notice means a Claim Notice in respect of any Third Party Claim.

Tolled Inventory means Barclays’ Products in respect of which the Company performs tolling services in accordance with Section 15 (Wind Down).

Tolling Notice has the meaning given to it in Section 15 (Wind Down).

Transaction has the meaning given to the term “Transaction” in the ISDA Master Agreement.

Transaction Documents means the Inventory Documents and the Material Contracts.

Unaudited Original Financial Statements means the unaudited consolidated original financial statements of the Company for the annual period ended December 31, 2012 and the semi-annual periods ended June 30, 2012, December 31, 2012 and June 30, 2013.

Unfunded Pension Liability of any Plan subject to Title IV of ERISA, other than a Multiemployer Plan, means the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

U.S. means the United States of America.

USD, Dollars, cents or $ means the lawful currency for the time being of the U.S.

Weekly Nomination Schedule has the meaning given to it in the Crude Supply Master Confirmation.

Weekly Report of Actual Deliveries has the meaning given to the term in the Products Exchange Master Confirmation.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes properties, revenues and rights of every description, including accretions and additions thereto;

(iii)	an authorization includes an authorization, consent, approval, resolution, permit, license, exemption, filing, registration or notarization;

(iv)	disposal means a sale, transfer, grant, conveyance, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	know your customer requirements are to the identification checks that Barclays may request in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, limited liability company, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality;

(viii)	control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise;

(ix)	the term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), having the force of law;

(x)	a provision of law or regulation is a reference to that provision as extended, applied, amended or re-enacted and includes any successor law or regulation;

(xi)	a regulation includes any regulation, rule, official directive or request having the force of law of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(xii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xiii)	a Default being outstanding means that it has not been remedied or waived;

(xiv)	a Section or a Schedule is a reference to a section of, or a schedule to, this Agreement;

(xv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvi)	a Transaction Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment or supplement to or renewal or restatement of that Transaction Document or other document or security;

(xvii)	financial statements means the balance sheet and related statements of operations, stockholders’ equity and cash flows of the relevant person as of the end of and for the relevant period, which shall be both consolidated and separately stated in the case of the Company;

(xviii)	the singular includes the plural and vice versa and each gender includes the other gender; and

(xix)	a time of day is a reference to New York City time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Inventory Document or in any notice given in connection with any Inventory Document has the same meaning in that Inventory Document or notice as in this Agreement;

(iii)	a person who is not a party to an Inventory Document may not enforce any of its terms and, notwithstanding any term of any Inventory Document, no consent of any third party is required for any amendment, variation (including any release or compromise of any liability), waiver or termination of that Inventory Document or any provision of that Inventory Document;

(iv)	any obligation of the Company under the Inventory Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is, may be or is capable of becoming outstanding under the Inventory Documents; and

(v)	an amount in U.S. Dollars is payable only in U.S. Dollars.

(d)	The headings in this Agreement do not affect its interpretation.

(e)	The recitals contained in the “Background” section (as detailed on page 1 of this Agreement) are hereby incorporated into this Agreement in full.

2.	CONDITIONS PRECEDENT

Notwithstanding any contrary provision in the ISDA Master Agreement, any Subsequent Purchase Confirmation, the Storage and Services Agreement and/or the Agency and Advisory Agreement, the obligations of Barclays and the Company under the Inventory Documents are subject to conditions precedent and shall not become legal, valid and binding unless and until Barclays notifies the Company in writing that it has received each of the documents listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to Barclays.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Representations and warranties

The representations and warranties set out in this Section are made by each of the HIE Parties to Barclays.

3.2	Status

(a)	The Member is a limited liability company, duly organized and validly existing under the laws of Delaware. The Company is a limited liability company, duly organized and validly existing under the laws of Hawaii. Each of the other HIE Parties is duly organized and validly existing under the laws of its respective jurisdiction of organization.

(b)	Each of the HIE Parties has the power to own its assets and carry on its business as it is being conducted and is duly qualified and is authorized to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it or proposed to be conducted by it makes such qualification necessary.

3.3	Powers and authority

Each of the HIE Parties has the power and authority to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

3.4	Legal validity

Each Transaction Document to which an HIE Party is a party is its legally binding, valid and enforceable obligation, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Transaction Document has been duly executed and delivered by each HIE Party party thereto.

3.5	Non-conflict

The entry into and performance by each HIE Party of, and the transactions contemplated by, the Transaction Documents to which it is a party:

(a)	do not conflict with or breach:

(i)	any material provision of any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any document which is binding upon such person or any of its assets, except to the extent that such conflict could not reasonably be expected to have a Material Adverse Effect, and

(b)	except for the Security Interests created (or to be created) under the Inventory Security Documents and the ABL Loan Security Documents (as defined in the Intercreditor Agreement), do not result in or require the creation or imposition of any Security Interest upon or with respect to any assets of any HIE Party.

3.6	No default

(a)	No Enforcement Event (and, as of the date of this Agreement, no Default) in respect of any HIE Party is outstanding or will result from the entry into, or the performance of any transaction contemplated by, any Inventory Document;

(b)	except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has breached and is continuing the terms of any Material Contract, or received from any third party to any such Material Contract written notification that such contract is not in full force and effect, that the Company or any of its Affiliates has failed to perform, and such failure is continuing, its obligations thereunder to date, or that any third party thereto has not performed its obligations thereunder to date, (ii) to the Company’s Knowledge, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, any such Material Contact and (iii) each Material Contract is a legal, valid, binding and enforceable agreement of the Company, and, to the Company’s Knowledge, the other parties thereto and is in full force and effect; and

(c)	to the HIE Parties’ Knowledge, no other event or circumstance is outstanding which constitutes a default under any document which is binding on any of them or any of their assets to an extent or in a manner which has a Material Adverse Effect.

3.7	Authorizations

(a)	All Company Authorizations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect on the date they are required.

(b)	No HIE Party is aware of:

(i)	any reason why any Company Authorization will not be obtained or effected by the time it is required;

(ii)	any steps to revoke or cancel any Company Authorization; or

(iii)	any reason why any Company Authorization will not be renewed when it expires without the imposition of any new restriction or condition.

3.8	Financial statements

(a)	The Audited Original Financial Statements delivered to Barclays:

(i)	have been prepared in accordance with GAAP, consistently applied;

(ii)	have been audited by a firm of national or regional auditors reasonably acceptable to Barclays; and

(iii)	fully represent in a true and fair manner its financial condition as of the date to which they were drawn up, except as disclosed to the contrary in those financial statements.

(b)	The Unaudited Original Financial Statements delivered to Barclays:

(i)	have been prepared in accordance with GAAP, consistently applied; and

(ii)	fully represent in a true and fair manner its financial condition as of the date to which they were drawn up, except as disclosed to the contrary in those financial statements.

(c)	The Company has no outstanding obligations or liabilities, fixed or contingent, for (or existing as at the end of) the period for which such financial statements relate which, individually or in the aggregate, would reasonably be expected to be material to the Company and required to be disclosed in accordance with GAAP, except as disclosed in the financial statements described in paragraphs (a) and (b) above. As of the Initial Purchase Date, the Company does not know of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to paragraphs (a) and (b) above which, individually or in the aggregate, could reasonably be expected to be material to the Company and required to be disclosed in accordance with GAAP.

(d)	The Projections delivered to Barclays prior to the Initial Purchase Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to any HIE Party to be misleading in any material respect or which fail to take into account material information known to any HIE Party regarding the matters reported therein. On the Initial Purchase Date, the HIE Parties believe that the Projections are reasonable and attainable, it being recognized by Barclays, however, that projections as to future events are not be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

3.9	No material adverse change

There has been no material adverse change in the Company’s financial condition since the date to which the Unaudited Original Financial Statements were drawn up.

3.10	Litigation

Except as set forth on Schedule 3, no litigation, arbitration or regulatory or administrative proceedings are current or pending or, to the HIE Parties’ Knowledge, threatened (a) against or affecting any HIE Party or any of its assets or property (including any Inventory Collateral or ABL Loan Collateral) or any Inventory Document or (b) against or affecting any person, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect. None of the matters disclosed on Schedule 3 has had or is reasonably likely to have a Material Adverse Effect. No Governmental Authority has issued and order, decree or ruling that restrains, enjoins or otherwise prohibits, or that would reasonably be expected to restrain, enjoin or otherwise prohibit, the transactions contemplated by the Transaction Documents, and none of the Inventory Collateral is subject to any order, writ, injunction, execution or attachment.

3.11	Information

All records, documents and other information provided by, or on behalf of, the HIE Parties to Barclays:

(a)	accurately, truthfully and completely in all material respects reflect the facts about (and where they are forward looking genuinely reflect the good faith views of the HIE Parties as to) the activities, matters and transactions to which they relate and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading; and

(b)	in the case of copy records, documents and other information, are true, accurate and complete copies of the original records, documents and other information, respectively, to which they relate,

provided that if any such record or document does not relate to the HIE Parties or is not one to which an HIE Party is a party, this representation shall be given to the HIE Parties’ Knowledge.

3.12	Ownership of assets

(a)	The Company has:

(i)	good and marketable title to, or the right to use under binding contractual arrangements and/or any applicable laws, the System and all components thereof and any other assets (including Intellectual Property (as defined in the Intercreditor Agreement)) necessary, customary or desirable to operate the System in accordance with the Transaction Documents and to otherwise carry on its business as presently conducted; and

(ii)	access to:

(A)	the Facilities and the Refinery;

(B)	any buildings or fixtures that form part of the Facilities and the Refinery; and

(C)	all easements, right-of-way and other rights necessary or desirable in order to operate the System in accordance with the Transaction Documents;

in each case free and clear of all Security Interests other than any Permitted Security.

(b)	The Company:

(i)	has good, marketable and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent financial statements referred to in Section 3.8 (Financial statements) (except as sold or otherwise disposed of since the date of such financial statements in the ordinary course of business or as permitted by the terms of this Agreement), and all properties over which it purports to grant a Security Interest under the Inventory Security Documents, free and clear of all Security Interests other than any Permitted Security, and holds such title and all of such property and assets in its own name and not in the name of any nominee or other person (and no right or option to acquire the same exists in favor of any other person);

(ii)	has a valid and indefeasible Leasehold interest in and to all property and assets which it purports to lease, free and clear of all Security Interests other than any Permitted Security, and holds such Leaseholds in its own name and not in the name of any nominee or other Person.

(iii)	has not created and is not contractually bound to create any Security Interest on or with respect to any of its properties, assets, rights or revenues (now owned or hereinafter acquired) except for Permitted Security, and, except for this Agreement and the Credit Agreement, is not restricted by contract, applicable law or otherwise from creating Security Interests on any of its properties and assets.

(c)	All Real Property owned by the Company as of the Initial Purchase Date, and the nature of the interest therein, is correctly set forth in Exhibits A-1 and A-2 of the Mortgage First Lien Agreement.

(d)	All tangible property and assets, whether owned, leased or otherwise used, of the HIE Parties are located in Hawaii and Texas.

3.13	Ownership; Subsidiaries

(a)	All Equity Interests of the Company and its Subsidiaries are validly issued, fully paid and nonassessable and were issued and remain free of preemptive rights.

(b)	There are no options, warrants, calls, any securities convertible into or exchangeable for Equity Interests or other rights or agreements outstanding obligating the Company and its Subsidiaries to issue, deliver or sell units representing the Company’s or its Subsidiaries’ membership interest or debt securities, or obligating the Company or its Subsidiaries to grant, extend or enter into any such option, warrant, call or other such right or agreement, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to the Company’s or its Subsidiaries’ Equity Interests or any stock appreciation or similar rights.

(c)	The Member is the legal and beneficial owner of all of the Equity Interests of the Company.

(d)	The Parent is the indirect owner of all of the Equity Interests of the Company.

(e)	On and as of the Initial Purchase Date, the Company has no Subsidiaries other than the Retail Subsidiary.

3.14	Security

(a)	Barclays will have a first-priority Security Interest, and the Lenders and the Administrative Agent will have a second-priority Security Interest (subject to this Section 3.14) over the Inventory Collateral.

(b)	The Lenders and the Administrative Agent will have a first-priority Security Interest, and Barclays will have a second-priority Security Interest, over the ABL Loan Collateral.

(c)	Except as otherwise provided in this Section 3.14 or in the Intercreditor Agreement, the assets described under each Inventory Security Document are not subject to any prior or pari passu Security Interest.

(d)	The provisions of each Inventory Security Document are effective to create, in favor of the Inventory Collateral Agent for the benefit of Barclays, legal, valid and enforceable Security Interests on or in all of the Inventory Collateral and ABL Loan Collateral intended to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices and all other necessary actions have been taken so that the Security Interests created by each Inventory Security Document constitute perfected Security Interests on or in the Inventory Collateral and the ABL Loan Collateral intended to be covered thereby, prior and superior to all other Security Interests (except as contemplated in the Intercreditor Agreement) and all necessary consents to the creation, effectiveness, priority and perfection of each such Security Interest have been or will have been obtained. The recordings, filings and other actions shown on Schedule 4 (Security) are all of the recordings, filings and other actions necessary to establish, protect and perfect the Inventory Collateral Agent’s Security Interest on the right, title and interest of each HIE Party in and to the Inventory Collateral and the ABL Loan Collateral referred to above.

3.15	Taxes

(a)	All amounts payable by the Company under any Inventory Document may be made without any Tax Deduction.

(b)	No claims are being, nor, to the HIE Parties’ Knowledge, might reasonably be expected to be, asserted against any of them with respect to Taxes which have or, if adversely determined to it, would be reasonably likely to have a Material Adverse Effect.

(c)	All Tax reports and returns required to be filed by or on behalf of the HIE Parties have been filed.

(d)	All Taxes required to be paid by or on behalf of any HIE Party have been paid within the applicable time limit, other than those that (i) are being contested in good faith with due diligence and by appropriate proceedings, (ii) are adequately disclosed and fully provided for in the financial statements of the relevant HIE Party in accordance with GAAP, (iii) applicable law permits such HIE Party to refrain from paying such Tax during such contest and enforcement is stayed (or bonded in full) for so long as such HIE Party is pursuing such contest and (iv) such contest does not involved any material risk of the forfeiture or loss of any material portion of the Inventory Collateral or the ABL Loan Collateral.

3.16	Stamp and registration duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Transaction Document.

3.17	Legal opinions

(a)	The information supplied by it or on its behalf to the lawyers who prepared any legal opinion required under the Inventory Documents was true and accurate in all material respects as of its date or (if appropriate) as of the date (if any) at which it is stated to be given.

(b)	The information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed, would make that information untrue or misleading in any material respect.

(c)	As of the date of this Agreement, nothing has occurred since the date of any information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

3.18	Non-reliance

(a)	It is not relying on any representations of Barclays other than those representations of Barclays expressly set forth in the Inventory Documents.

(b)	It has entered into the Transaction Documents to which it is a party and will enter into any Transaction thereunder:

(i)	as a principal (and not as adviser, financial adviser, agent, broker or in any other capacity, fiduciary or otherwise);

(ii)	with a full understanding of the material terms and risks of the same;

(iii)	as a result of its own independent decision to enter into such documents and transactions; and

(iv)	on the basis that in its own judgment and upon advice from such advisers as it has deemed necessary, and not in reliance upon any view expressed by Barclays, the Transaction Documents and the transactions contemplated thereby are appropriate and suitable for it.

(c)	It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction contemplated thereby.

(d)	It understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction contemplated thereby and is capable of assuming, and assumes, those risks.

(e)	Neither it nor any of its Affiliates has been contacted by or has negotiated with any finder, broker or other intermediary in connection with the Transaction Documents who is entitled to any compensation with respect thereto.

3.19	Anti-Corruption

(a)	None of the HIE Parties has made or authorized any payment, given anything of value directly or indirectly to an official of any Governmental Authority or to any person employed by or on behalf of any public body, or otherwise given any gift or made any payment in connection with any Transaction Document:

(i)	in a manner or for a purpose which would breach the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organization for Economic Cooperation and Development or similar legislation in other jurisdictions or international conventions; or

(ii)	for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that Governmental Authority with respect to the purchase or sale of petroleum products and/or any transaction contemplated by the Transaction Documents.

(b)	None of the HIE Parties has made or authorized any payment to any Governmental Authority, political party or political candidate for the purpose of influencing any official act or decision, or inducing such entity or person to use any influence with a Governmental Authority with respect to the supply or sale of petroleum products and/or any transaction contemplated by the Transaction Documents.

(c)	None of the HIE Parties’ directors, officers, employees or agents, contractors or subcontractors has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any Transaction Document.

(d)	No commission has been paid or agreed to be paid by the HIE Parties or on behalf of, or to the knowledge of, any of their employees, agents, contractors or sub-contractors in connection with any Transaction Document.

3.20	Solvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in clause 5(a)(vii) of the ISDA Master Agreement; or

(ii)	enforcement of Security Interests described in Section 8.6 (Enforcement of Security Interests),

has been taken in relation to any HIE Party; and none of the circumstances described in clause 5(a)(vii) of the ISDA Master Agreement applies to any HIE Party.

(b)

In respect of the Company and each of its Subsidiaries (other than the Retail Subsidiary), (i) the sum of each such person’s debts (including its obligations under this Agreement) is less than such person’s property, at a fair valuation; (ii) the present fair salable value of the property of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (iii) such person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts or liabilities as they mature; (iv) the capital of such person is not unreasonably small in relation to its business as currently conducted or as proposed to be conducted; and (v) such person is “solvent” and is not “insolvent” within the meaning given each such term or similar terms under all applicable law relating to fraudulent transfers and conveyances; provided that for purposes of this Section 3.20(b): debt means any liability on a claim; claim means (x) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) any right to an equitable remedy for breach of performance if that breach gives rise to a right to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and terms used in this defined term will be construed in accordance with the applicable United States bankruptcy, the State of New York, the State of Hawaii and the State of Delaware fraudulent conveyance statutes and the related case law. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time will be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.21	Ownership of Crude Oil and Products

(a)	As of the Initial Purchase Date, the Company is the absolute beneficial and legal owner of the Crude Oil and Products to be sold to Barclays under each of the Initial Purchase Confirmations, free and clear of all Security Interests and encumbrances (including, without limitation, rights of set off or counterclaim), and no other party has retained title to any such Crude Oil or Products.

(b)	As of the date of any relevant sale or exchange of Products to Barclays under the ISDA Master Agreement subsequent to the Initial Purchase Date, the Company is the absolute beneficial and legal owner of the Products intended to be sold to or exchanged with Barclays pursuant to such sale or exchange, free and clear of all Security Interests (other than Security Interests under the Inventory Documents), and encumbrances (including, without limitation, rights of set off or counterclaim), and no other party has retained title to any such Products.

3.22	Sales

The Company intends that each transfer from it to Barclays of any contractual rights or obligations, Crude Oil and/or Products pursuant to a Transaction under the ISDA Master Agreement is to be treated as a sale (and not some other type of transaction) for all purposes.

3.23	No breach of law

To the HIE Parties’ Knowledge, each HIE Party is in compliance with all applicable laws and regulations, except any such non-compliance that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

3.24	Environmental Law

(a)	Except for the matters set forth on Schedule 3 (none of which matters has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect), in relation to the System, and any Crude Oil or Products at the Facilities or the Refinery and in its business:

(i)	the Company holds all Environmental Approvals and has complied with the terms of those Environmental Approvals; and

(ii)	there is no Environmental Claim pending, or to the HIE Parties’ Knowledge, threatened, and to the HIE Parties’ Knowledge, no facts, circumstances or conditions exist that could reasonably be expected to form the basis of any such Environmental Claim, where, in each case, the non-compliance, Environmental Claim, breach of lease or contract, or failure to obtain (as appropriate) is reasonably likely to have a Material Adverse Effect.

(b)	Except where any noncompliance, failure to obtain or Environmental Claim would not have a Material Adverse Effect and/or would not prejudice the sale of the Crude Oil and/or Products in material volumes at a market price by Barclays in the event it exercised any right to do so,

(i)	the Company has, at all times, complied with, and is (and will ensure it continues to be) in compliance with, all applicable Environmental Laws (including, without limitation, as regards the prevention and mitigation of, and/or the carrying out of any remedial action regarding any, Release or threatened Release of Hazardous Substances (including any requirements concerning oil spill emergency response plans));

(ii)	the Company holds all required Environmental Approvals and is and has been in compliance with such Environmental Approvals;

(iii)	there is no Environmental Claim pending, or to the HIE Parties’ Knowledge, threatened against or affecting the Company or its business.

3.25	Sanctions

(a)	None of the HIE Parties are a Sanctioned Person, and none of the HIE Parties has received notice of, nor are they aware of, any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions by any Sanctions Authority.

(b)	To the HIE Parties’ Knowledge, they have not sold or purchased, directly or indirectly, any products to a Sanctioned Country or Sanctioned Person.

(c)	Prior to the Initial Purchase Date, to the HIE Parties’ Knowledge, the HIE Parties have complied in all material respects at all times with all applicable Sanctions Laws. On and after the Initial Purchase Date, the HIE Parties have complied in all material respects at all times with all applicable Sanctions Laws.

(d)	None of the HIE Parties is engaged in any conduct that could result in it being designated as a Sanctioned Person by a Sanctions Authority.

3.26	Hedging

As of the date of this Agreement, there are no Derivative Transactions to which the Company is a party other than Derivative Transactions under the ISDA Master Agreement.

3.27	Material Contracts

The Material Contracts listed on Schedule 1 hereto constitute all agreements existing as of the Initial Purchase Date, the lack of which would have or be reasonably likely to have a Material Adverse Effect.

3.28	Compliance with ERISA

(a)

Schedule 6 sets forth each Plan as of the Initial Purchase Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 6, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the HIE Parties or any of their respective Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the HIE Parties or any of their respective Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)	There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c)	No Multiemployer Plan is insolvent or in reorganization other than such insolvency or reorganization that could not reasonably be expected to have Material Adverse Effect. None of the HIE Parties or any of their respective Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each of the HIE Parties, any of their respective Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred could not in either event, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(d)	There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the HIE Parties or any of their respective Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e)	The HIE Parties, their respective Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)

No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA other than any extension that could not reasonably be expected to result in a Material Adverse Effect. The HIE Parties, their respective Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions which would reasonably be expected to result in a Material Adverse Effect. None of the HIE Parties, their respective Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC which would reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the HIE Parties, their respective Subsidiaries or any ERISA

Affiliate exists or is likely to arise on account of any Plan. None of the HIE Parties, their respective Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA other than such liability that could not reasonably be expected to result in a Material Adverse Effect.

(g)	Except as would not individually or in the aggregate, result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; none of the HIE Parties nor any of their respective Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of each of the HIE Parties most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

3.29	Investment Company Act

No HIE Party is subject to regulation or registration as an “investment company” under the Investment Company Act of 1940, as amended.

3.30	Regulation

No HIE Party is (a) a public utility or subject to regulation under the United States Federal Power Act, or (b) subject to regulation under any other statute or regulation which may limit its ability to incur Financial Indebtedness or which may otherwise render all or any portion of the Inventory Obligations unenforceable.

3.31	Status of the Inventory Obligations

The Inventory Obligations constitute direct, unconditional and general obligations of the Company and rank (a) senior to any subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other unsecured Financial Indebtedness of the Company (other than obligations preferred by statute or by operation of applicable law or in accordance with the Intercreditor Agreement).

3.32	Immunity

Each HIE Party is subject to civil and commercial law with respect to its obligations under the Transaction Documents, and the execution, delivery and performance by each HIE Party of the Transaction Documents to which it is a party constitute private and commercial acts rather than public or governmental acts. Neither any HIE Party nor any of its properties or assets has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Transaction Document.

3.33	Employment and Labor Relations

Neither the Member nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Member or any of its Subsidiaries or, to the HIE Parties’ Knowledge, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Member or any of its Subsidiaries or, to the HIE Parties’ Knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Member or any of its Subsidiaries or, to the HIE Parties’ Knowledge, threatened against the Member or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Member or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the HIE Parties’ Knowledge, threatened against Member or any of its Subsidiaries, and (v) no wage and hour department investigation has been made of the Member or any of its Subsidiaries, except (with respect to any matter specified in paragraph (i) to (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

3.34	ABL Loan Credit Agreement

All obligations hereunder and under other Inventory Documents are expressly permitted under the ABL Loan Credit Agreement.

3.35	Retail Business

Except as set forth on Schedule 5, there is no Financial Indebtedness outstanding between the Company or any of its Subsidiaries, on the one hand, and the Retail Subsidiary or the Retail Holdco, on the other hand, and the Company and its Subsidiaries have not otherwise extended or incurred any Financial Indebtedness in respect of the Retail Business.

3.36	Times for making representations and warranties

(a)	The representations and warranties set out in this Section 3 are made by the Company on the date of this Agreement.

(b)	In addition, the representations in Sections 3.8 (Financial statements), 3.12 (Ownership of assets), 3.13 (Ownership; Subsidiaries) 3.21 (Ownership of Crude Oil and Products), 3.25 (Sanctions) and 3.26 (Hedging) shall be deemed to be made on the dates specified in those Sections (as applicable).

(c)	In addition, each Repeating Representation of the Company is deemed to be repeated by the Company on each date before the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) (if any Inventory Obligations constitute First Lien Obligations (as defined in the Intercreditor Agreement)) and the Discharge of Second Lien Obligations (as defined in the Intercreditor Agreement) (if any Inventory Obligations constitute Second Lien Obligations (as defined in the Intercreditor Agreement)).

(d)	When a representation and warranty is made or repeated, it is applied to the circumstances existing at the time it is made or repeated (as appropriate).

4.	REPRESENTATIONS AND WARRANTIES OF BARCLAYS

4.1	Representations and warranties

The representations and warranties set out in this Section are made by Barclays to the HIE Parties.

4.2	Status

It is a public limited company, duly incorporated and validly existing under the laws of England and Wales.

4.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

4.4	Legal validity

Each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets.

4.6	Authorizations

(a)	All Barclays Authorizations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect on the date they are required.

(b)	It is not aware of:

(i)	any reason why any Barclays Authorization will not be obtained or effected by the time it is required;

(ii)	any steps to revoke or cancel any Barclays Authorization; or

(iii)	any reason why any Barclays Authorization will not be renewed when it expires without the imposition of any new restriction or condition.

4.7	Ownership of Crude Oil and Products

(a)	Following the consummation of the transactions contemplated to occur under the Initial Purchase Confirmations on the Initial Purchase Date, assuming that the Company’s representation in Section 3.21(a) are true, correct and complete, Barclays will be the absolute beneficial and legal owner of the Crude Oil and Products to be sold to Barclays under each of the Initial Purchase Confirmations, free and clear of all Security Interests and encumbrances (including, without limitation, rights of set off or counterclaim), and no other party has retained title to any such Crude Oil or Products.

(b)	As of the date of any relevant sale or exchange of Crude Oil or Products to the Company under the ISDA Master Agreement subsequent to the Initial Purchase Date, Barclays is the absolute beneficial and legal owner of the Crude Oil and Products intended to be sold or exchanged to the Company pursuant to such sale or exchange, free and clear of all Security Interests, and encumbrances (including, without limitation, rights of set off or counterclaim), and no other party has retained title to any such Crude Oil or Products.

4.8	Anti-Corruption

(a)	Barclays has neither made nor authorized any payment, given anything of value directly or indirectly to an official of any Governmental Authority or to any person employed by or on behalf of any public body, or otherwise given any gift or made any payment in connection with any Inventory Document:

(i)	in a manner or for a purpose which would breach the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organization for Economic Cooperation and Development or similar legislation in other jurisdictions or international conventions; or

(ii)	for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that Governmental Authority with respect to the purchase or sale of petroleum products and/or any transaction contemplated by the Transaction Documents.

(b)	Barclays has neither made nor authorized any payment to any Governmental Authority, political party or political candidate for the purpose of influencing any official act or decision, or inducing such entity or person to use any influence with a Governmental Authority with respect to the supply or sale of petroleum products and/or any transaction contemplated by the Inventory Documents.

(c)	None of its directors, officers, employees or agents, contractors or subcontractors has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any Inventory Document.

(d)	No commission has been paid or agreed to be paid by Barclays or on behalf of, or to the knowledge of, any of its employees, agents, contractors or sub-contractors in connection with any Inventory Document.

4.9	Sanctions

(a)	Barclays is not a Sanctioned Person and has not received notice of, nor is it aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority that would affect Barclays’ ability to perform its obligations under the Inventory Documents.

(b)	To Barclay’s Knowledge, Barclays has not sold or purchased, directly or indirectly, any products to a Sanctioned Country or Sanctioned Person.

(c)	Barclays is not engaged in any conduct that could result in it being designated as a Sanctioned Person by a Sanctions Authority.

4.10	Times for making representations and warranties

(a)	The representations and warranties set out in this Section 4 are made by Barclays on the date of this Agreement.

(b)	In addition, the representation in Section 4.7 (Ownership of Crude Oil and Products) and Section 4.9 (Sanctions) shall be deemed to be made on the dates specified in those Sections.

(c)	In addition, each Repeating Representation of Barclays is deemed to be repeated by Barclays on each date before the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement) (if any Inventory Obligations constitute First Lien Obligations (as defined in the Intercreditor Agreement)) and the Discharge of Second Lien Obligations (as defined in the Intercreditor Agreement) (if any Inventory Obligations constitute Second Lien Obligations (as defined in the Intercreditor Agreement)).

(d)	When a representation and warranty is made or repeated, it is applied to the circumstances existing at the time it is made or repeated (as appropriate).

5.	INFORMATION COVENANTS

5.1	Financial statements

(a)	The Company shall supply to Barclays:

(i)	its unaudited consolidated quarterly financial statements; and

(ii)	its audited consolidated financial statements for each of its financial years.

(b)	All financial statements shall be supplied as soon as they are available and:

(i)	in the case of the Company’s unaudited quarterly financial statements, within 45 days; and

(ii)	in the case of the Company’s audited financial statements, within 115 days,

of the end of the relevant financial period.

5.2	Form of financial statements

(a)	The Company shall ensure that each set of financial statements supplied under this Agreement presents fairly in accordance with GAAP in all material respects its and its Subsidiaries’ financial condition as of the date to which those financial statements were drawn up.

(b)	At the time of the delivery of the financial statements provided for in Section 5.1, a compliance certificate from the chief financial officer, vice president of finance, or treasurer of the Company certifying on behalf of the Company that, to such officer’s Knowledge, no Default or Enforcement Event has occurred and is continuing or, if any Default or Enforcement Event has occurred and is continuing, specifying the nature and extent thereof, which certificate shall certify that there have been no changes to Schedules 1, 2, 3, 4, 5, 6, 7, 8 and 9 of the Inventory First Lien Security Agreement, Schedules 1 and 2 of the Membership Interests First Lien Pledge Agreement, Schedules 1, 2 and 3 of the ABL Loan Second Lien Security Agreement and Exhibits A-1 and A-2 of the Mortgage First Lien Security Agreement, in each case since the Initial Purchase Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 5.2, or if there have been any such changes, a list in reasonable detail of such changes (but only to the extent that such changes are required to be reported to the Inventory Collateral Agent pursuant to the terms of such Inventory Security Documents) and whether the HIE Parties have otherwise taken all actions required to be taken by them pursuant to such Inventory Security Documents in connections with any such changes.

(c)	The Company shall notify Barclays of any material change (or any change the cumulative effect of which, when taken with any other previous changes, is material) to the manner in which its audited financial statements are prepared.

(d)	If requested by Barclays, the Company shall supply to Barclays:

(i)	a full description of any change notified under paragraph (b) above (including, as applicable, the cumulative effect of any change when taken together with any other previous changes); and

(ii)	reasonable information to enable Barclays to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to Barclays under this Agreement.

5.3	Information – miscellaneous

The Company shall supply to Barclays:

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company to its creditors generally (or any class of them), including, for the avoidance of doubt, any borrowing base certificates dispatched by the Company to its creditors;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;

(c)	promptly after they are available, copies of all material documents and other material communications and information given or received by it under any Material Contract;

(d)	immediately upon occurrence or threat of occurrence, details of any actual or threatened revocation, expiry, termination or withdrawal of any authorization from any Governmental Authority required to operate the System under applicable law and which has or is likely to have a Material Adverse Effect;

(e)	promptly upon becoming aware of them, details of any event or circumstance which is or may be a Force Majeure Event affecting the Company and which has or is reasonably likely to have a Material Adverse Effect;

(f)	promptly upon becoming aware of them, details of any other event which has a Material Adverse Effect;

(g)	promptly upon becoming aware of them, details of any claim made under any Insurance where the claim is for a sum in excess of $1,000,000 (before deductibles) or where the amount of the claim when aggregated with all other amounts claimed under any Insurance during the previous six (6) months exceeds $5,000,000, which notice shall specify the remaining outstanding availability and the period for such availability under the relevant Insurance;

(h)	promptly after they are available, copies of any notice of default, termination, dispute or material claim made against it under a Material Contract to which it is a party or affecting the System or any component thereof, which have or may have a Material Adverse Effect, together with details of any action it proposes to take in relation to the same;

(i)	promptly upon becoming aware of them, any proposal for an amendment or waiver of a Material Contract to which it is a party;

(j)	promptly upon becoming aware of them, details of any damage to or destruction of any assets comprised in the System where the cost of repair or reinstatement is likely to exceed $5,000,000;

(k)	copies of all material Company Authorizations obtained by it;

(l)	promptly on becoming aware of them details, of any action by any labor dispute, which materially and adversely affects the operations of the System together with details of any action it proposes to take in relation to the same;

(m)	promptly upon becoming aware of them any material modifications to its technology or operations systems that could potentially adversely affect the preparation of reports or the transmission of pertinent information to Barclays under or pursuant to the Inventory Documents;

(n)	promptly upon becoming aware of them, details of those matters in Sections 6.12(b)(i) to (iv) (Environmental) (subject to the qualification at the end of those Sections);

(o)	on a quarterly basis, commercial details, including tenor, volume, type, and mark-to-market value, of any Derivative Transaction to which the Company is a party; and

(p)	promptly upon becoming aware of it, any Change in Control in the Company.

5.4	Notification of Default

(a)	The Company shall notify Barclays of any Default in respect of the HIE Parties (other than any Default arising from a breach of this Section 5.4, Section 6.15(a) (Books and records), Section 7.3 (Advisers) and Section 7.6 (Inspection and Visits)) (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by Barclays (but no more frequently than twice in any twelve (12) month period), the Company shall supply to Barclays a certificate, signed by two (2) of its authorized signatories on its behalf, certifying that no Default in respect of the HIE Parties (other than any Default arising from a breach of this Section 5.4, Section 6.15(a) (Books and records), Section 7.3 (Advisers) and Section 7.6 (Inspection and Visits)) is outstanding or, if such a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

5.5	Facilities/Refinery turnaround, maintenance and closure

(a)	The Company shall provide to Barclays on the Initial Purchase Date, and on an annual basis in accordance with its usual scheduling process during the term of the Storage and Services Agreement, its anticipated timing of scheduled maintenance or turnaround at the Facilities and/or the Refinery during the upcoming year, and from time to time any material updates thereto. The Company shall, when providing advice pursuant to Section 3.1 (Advice and recommendations) of the Agency and Advisory Agreement, take into account the maintenance and turnaround schedules of the Facilities and the Refinery.

(b)	The Company shall orally notify Barclays as soon as reasonably practicable (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround which has an adverse and material effect on the operation of the System or any component thereof and its expected duration.

(c)	The Company shall provide Barclays with written notice at least one hundred eighty (180) days prior to shutting down the Refinery on a permanent basis, or converting it for other uses, for any reason other than scheduled maintenance or turnaround or unscheduled downtime, maintenance or turnaround as notified to Barclays in accordance with Sections 5.5(a) and (b) above or a Force Majeure Event notified to Barclays in accordance with Section 5.3(e) (Information – miscellaneous). Such notice shall (i) specify the anticipated shutdown date and (ii) designate the Facilities (or portions thereof) which the Company intends to remain operational for terminaling and storage purposes. Following delivery of such notice, the Company and Barclays may, at their mutual discretion, engage in good faith negotiations to amend or replace the Inventory Documents or to undertake an orderly unwind of the transactions under the Inventory Documents in accordance with Section 17(c). Notwithstanding the foregoing, if the Parties do not reach agreement on amendment or replacement of the Inventory Documents or an orderly unwind, any shutdown pursuant to a notice under this Section 5.5(c) shall constitute an Additional Termination Event in accordance with Section 8.14.

5.6	Know your customer requirements

Each HIE Party shall, promptly on the request of Barclays, supply to Barclays any documentation or other evidence which is reasonably requested by Barclays to carry out and be satisfied with the results of all applicable know your customer requirements.

5.7	Information to be provided by Barclays

Barclays shall supply to the Company:

(a)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;

(b)	promptly upon receipt, any notices from a Crude Supplier with respect to the delivery of Crude Oil under a Crude Agreement;

(c)	promptly upon becoming aware of them, details of (i) any default by any Crude Supplier under any Crude Agreement, (ii) any written notification from any Crude Supplier of Barclays’ alleged default under any Crude Agreement, and (iii) any written notification that any Crude Agreement is not in full force and effect;

(d)	immediately upon occurrence or threat of occurrence, details of any actual or threatened revocation, expiry, termination or withdrawal of any Barclays Authorization;

(e)	promptly upon becoming aware of them, details of any event or circumstance which is or may be a Force Majeure Event affecting Barclays and which has or is reasonably likely to have a Material Adverse Effect;

(f)	promptly upon becoming aware of them, details of any event or circumstance which may affect Barclays’ ability to timely deliver Crude Oil to the Company pursuant to the ISDA Master Agreement; and

(g)	promptly upon becoming aware of them, details of any other event affecting Barclays which has a Material Adverse Effect.

6.	GENERAL COVENANTS

6.1	Authorizations

(a)	The Company shall promptly obtain, maintain and comply with the terms of the Company Authorizations where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	If requested to do so by Barclays, the Company shall supply certified copies to Barclays of each Company Authorization obtained by it.

6.2	Compliance with laws

(a)	Each HIE Party shall comply with all laws to which it is subject and all regulations applicable to it where failure to do so would have or be reasonably likely to have a Material Adverse Effect or result in a liability for Barclays or any HIE Party.

(b)	Each HIE Party shall ensure that no funds applied towards discharge of its payment obligations under any Transaction Document are derived from any unlawful activity of the Company or, to the Company’s Knowledge, of any other person.

6.3	Maintenance of existence

The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 6.3 shall prevent (i) sales of assets and other transactions by the Company or any of its Subsidiaries otherwise permitted under this Agreement or (ii) the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4	Ownership of Subsidiaries

Except as otherwise permitted as part of a Permitted Transaction, the Company shall, and shall cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries. The Member shall at all times hold 100% of the Equity Interests of the Company.

6.5	Maintenance of Company separateness

The Company shall, and shall cause each of its Subsidiaries to, satisfy customary business formalities, including to the extent applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of business records. Neither the Company nor any of its Subsidiaries shall knowingly take any action, or conduct its affairs in a manner, which is likely to result in the separate existence of the Company or any of its Subsidiaries being ignored, or in the assets and liabilities of the Company or any of its Subsidiaries being substantively consolidated with those of any other such person or any Subsidiary that is not an HIE Party in any insolvency proceeding.

6.6	Pari passu ranking

The Company shall ensure that its payment obligations under the Inventory Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

6.7	Negative pledge

(a)	Except as provided below, the Company shall not, and shall not permit any of its Subsidiaries to, create or allow to exist any Security Interest on any of the Company’s or its Subsidiaries’ assets or on any of the Equity Interests in the Company or its Subsidiaries.

(b)	The Company shall not, and shall not permit any of its Subsidiaries to:

(i)	sell, transfer or otherwise dispose of any of its or its Subsidiaries’ assets exceeding $5,000,000 in Fair Market Value in the aggregate on terms where such assets are or may be leased to or re-acquired or acquired by it or any of its related entities;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Sections 6.7(a) and (b) do not apply to Permitted Security or any Permitted Transaction.

6.8	Disposals

(a)	Except as provided below, the Company shall not, and shall not permit its Subsidiaries to, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its or its Subsidiaries’ assets.

(b)	Section 6.8(a) does not apply to:

(i)	any disposal of Crude Oil and Products under the Transaction Documents;

(ii)	the disposal, in whole or in part, of the Retail Business;

(iii)	any disposal of obsolete or redundant assets;

(iv)	any Permitted Transaction;

(v)	any other disposal of assets not exceeding $5,000,000 in value in any rolling twelve (12) month period; and

(vi)	sales and/or exchange of Crude Oil and Products in the ordinary course of business.

6.9	Financial Indebtedness

(a)	Except as provided below, the Company shall not, and shall not permit its Subsidiaries to, incur or permit to be outstanding any Financial Indebtedness.

(b)	Section 6.9(a) does not apply to any:

(i)	Financial Indebtedness incurred under the Credit Agreement;

(ii)	Permitted Transactions;

(iii)	Permitted Letters of Credit;

(iv)	refinancing of the ABL Loan Credit Agreement in full, provided that:

(A)	the aggregate principal amount of such Financial Indebtedness (i) will not at any time exceed an amount equal to the sum of (x) the amount of the commitment for revolving loans (as such commitment is specified in the ABL Loan Credit Agreement) under the ABL Loan Credit Agreement then in effect plus (y) $75,000,000 and (ii) will not be less than eighty percent (80%) of the amount of the Revolving Loan Commitment (as such term is defined in the ABL Loan Credit Agreement as in effect as of the date of this Agreement), or such lesser amount as permitted by Barclays, acting in a commercially reasonable manner, taking into account commodity market conditions at the time;

(B)	such incurrence will be effected by the HIE Parties pursuant to definitive documentation in form and substance and otherwise satisfactory to Barclays in its reasonable discretion (the Refinancing Credit Agreement), which documentation will (i) provide for a maturity date that is not earlier than the maturity date of the original ABL Loan Credit Agreement and (ii) be on terms that are consistent with the then-prevailing market terms and pricing for asset backed revolving loan agreements;

(C)	prior to the incurrence of such Financial Indebtedness, each holder of any such Financial Indebtedness and any agent or trustee thereof will have agreed to be bound by the terms and conditions of the Intercreditor Agreement; and

(D)	prior to the incurrence of such Financial Indebtedness, the HIE Parties will have delivered evidence that any Security Interest granted for the benefit of the holders of the loan obligations under the ABL Loan Credit Agreement has been (or will be on the date of such refinancing) terminated and released in full and that all of such loan obligations will be prepaid, discharged and cancelled in full on or by the date of such refinancing; and

(v)	Financial Indebtedness approved by Barclays.

(c)	Except as set forth on Schedule 5, (a) the Company shall not, and shall not permit its Subsidiaries to, extend, incur or permit to be outstanding any Financial Indebtedness between the Company and its Subsidiaries, on the one hand, and the Retail Subsidiary or Retail Holdco, on the other hand, and (b) the Company shall not, and shall not permit its Subsidiaries to, extend or incur any Financial Indebtedness in respect of the Retail Business.

6.10	Change of business

The Company shall not, and shall not permit its Subsidiaries to, make any change to the general nature of its or its Subsidiaries’ business from that carried on by the Company and its Subsidiaries as of the date of this Agreement, except that it may dispose of all or any part of the Retail Business. For the avoidance of doubt, “change” in the preceding sentence shall include (a) any occurrence of an event described in 8.14(a) (System events), or (b) the provision of tolling services to a party other than Barclays.

6.11	Acquisitions

(a)	The Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Barclays:

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

6.12	Environmental

(a)	Each HIE Party shall:

(i)	comply with all Environmental Law to the extent applicable to the System, any component thereof and/or the Company’s business;

(ii)	obtain, maintain and ensure compliance with all required Environmental Approvals; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it,

where the failure to do so has or is reasonably likely to have a Material Adverse Effect or results or is reasonably likely to result in any liability for Barclays or any of Barclays’ Affiliates.

(b)	The Company shall, promptly upon becoming aware, notify Barclays of:

(i)	any Environmental Claim,

(ii)	any written communication received by it in respect of any actual or alleged breach of, or liability under, an Environmental Law or any Environmental Approval;

(iii)	any facts or circumstances reasonably likely to result in an Environmental Claim or communication under Section 6.12(b)(ii); or

(iv)	any suspension, revocation, failure to renew or obtain or modification of any Environmental Approval,

where the matter to be notified has, or is reasonably likely to have, a Material Adverse Effect or results, or is reasonably likely to result, in any liability for Barclays or any of Barclays’ Affiliates.

6.13	Loans

(a)	Except as provided below, the Company shall not, and shall not permit its Subsidiaries to, be the creditor in respect of any Financial Indebtedness.

(b)	Section 6.13(a) does not apply to:

(i)	any credit provided under a Transaction Document;

(ii)	any credit provided by the Company or its Subsidiaries to its customers, vendors or suppliers or otherwise arising in the ordinary course of business;

(iii)	any credit approved by Barclays;

(iv)	any credit extended by the Company to Member for overhead, administrative, and other expenses in the ordinary course of business and consistent with past practice;

(v)	any credit extended in connection with a Permitted Transaction; and

(vi)	any loans and advances to employees in the ordinary course of business and consistent with past practice.

6.14	Third party guarantees

(a)	In this Section, a guarantee includes an indemnity or other assurance against loss.

(b)	The Company shall not, and shall not permit its Subsidiaries to, incur or allow to be outstanding any guarantee by it in respect of any person, except as otherwise arising in the ordinary course of business; provided that except as set forth on Schedule 5, in no event shall the Company or any of its Subsidiaries incur or allow to be outstanding any guarantee in respect of the Retail Subsidiary, the Retail Holdco or the Retail Business.

(c)	Section 6.14(b) does not apply to any guarantee arising under, or expressly allowed by, the Transaction Documents, or arising under the Credit Agreement.

6.15	Books and records

(a)	The Company shall, and shall cause each of its Subsidiaries to, maintain accurate and complete books and records in accordance with GAAP, consistently applied.

(b)	The Company shall, and shall cause each of its Subsidiaries to, keep and preserve documents relating to any Transaction Document for the longer of two (2) years from the date of this Agreement and any retention period required by applicable law.

6.16	Anti-corruption

(a)	None of the HIE Parties nor Barclays shall make or authorize any payment, give anything of value directly or indirectly to an official of any Governmental Authority or to any person employed by or on behalf of any Governmental Authority or otherwise give any gift or make any payment in connection with any Transaction Document:

(i)	in a manner or for a purpose which would breach the U.S. Foreign Corrupt Practices Act of 1977, the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organization for Economic Cooperation and Development, the UK Bribery Act 2010 or similar legislation in other jurisdictions or international conventions; or

(ii)	for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that Governmental Authority with respect to the purchase or sale of petroleum products and/or any transaction contemplated by the Transaction Documents.

(b)	None of the HIE Parties nor Barclays shall make or authorize any payment to any Governmental Authority, political party or political candidate for the purpose of influencing any official act or decision, or inducing such entity or person to use any influence with a Governmental Authority with respect to the supply or sale of petroleum products and/or any transaction contemplated by the Transaction Documents.

(c)	The Company shall, and shall cause its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of assets. Barclays shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions under the Inventory Documents.

(d)	None of the directors, officers, employees or agents, contractors or subcontractors of the HIE Parties or of Barclays shall receive any commission, fee, rebate, gift or entertainment of significant value in connection with any Transaction Document.

(e)	None of the HIE Parties nor Barclays shall pay any commission for its own account or on behalf of any of its employees, agents, contractors or sub-contractors in connection with any Transaction Document.

6.17	Sales

The Company and Barclays will ensure that each transfer from the Company to Barclays (and vice versa) of any Crude Oil and/or Products under a Transaction under the ISDA Master Agreement and any Subsequent Purchase Confirmation is documented as a sale (and not some other type of transaction).

6.18	Arm’s length basis

The Company shall not, and shall not permit its Subsidiaries to, enter into any transaction with any person (including, without limitation, any of its Affiliates) except on arm’s length terms and for fair market value, except for non-material transactions with Affiliates with respect to shared services.

6.19	Distributions and redemption of membership interests

(a)	Except as permitted under paragraph (b) below, the Company shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its Equity Interests;

(ii)	repay or distribute any dividend or premium reserve in respect of its Equity Interests;

(iii)	pay any management, advisory or other fee to or to the order of any of its Affiliates; or

(iv)	redeem, repurchase, defease, retire or repay any of its Equity Interests or resolve to do so,

each a Distribution.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (e) of the definition of that term).

6.20	Sanctions

(a)	None of the HIE Parties will sell or purchase, directly or indirectly, any products to or from a Sanctioned Country or Sanctioned Person. Barclays will not sell or purchase, directly or indirectly, any products to or from a Sanctioned Country or Sanctioned Person to the extent that doing so would affect Barclays’ ability to perform its obligations under the Inventory Documents.

(b)	The HIE Parties, and Barclays, to the extent that failing to do so would affect Barclays’ ability to perform its obligations under the Inventory Documents, will comply at all times with all applicable Sanctions Laws.

(c)	The HIE Parties shall not engage in any conduct that could result in any of them being designated as a Sanctioned Person by a Sanctions Authority. Barclays shall not engage in any conduct that could result in it being designated as a Sanctioned Person by a Sanctions Authority to the extent that doing so would affect Barclays’ ability to perform its obligations under the Inventory Documents.

(d)	Each of the HIE Parties and Barclays will ensure that no monies received from Barclays or any HIE Party, as applicable, as a result of the transactions contemplated by the Transaction Documents are used to purchase products, directly or indirectly, from a Sanctioned Country or Sanctioned Person, or otherwise to transact business, directly or indirectly, with or for the benefit of a Sanctioned Country or Sanctioned Person.

6.21	Conditions Subsequent

(a)	The Company shall deliver the following documents and evidence to Barclays in a form and substance satisfactory to Barclays:

(i)	evidence that the Company has completed all requisite filings to change its name to Hawaii Independent Energy, LLC promptly following such name change;

(ii)	evidence that such Insurance Proceeds Account has been established, within thirty (30) days after the Initial Purchase Date;

(iii)	a duly executed and delivered Inventory Account Control Agreement in respect of the Insurance Proceeds Account within thirty (30) days after the Initial Purchase Date; and

(iv)	copies of all Plans listed on Schedule 6 within thirty (30) days after the Initial Purchase Date.

(b)	The Company shall use reasonable best efforts to deliver the following documents and evidence to Barclays within thirty (30) days after the Initial Purchase Date:

(i)	a recorded mortgage or mortgages between the Company and the Inventory Collateral Agent in a form satisfactory to Barclays and the Inventory Collateral Agent evidencing the Inventory Collateral Agent’s first lien Security Interests in the Company’s (A) Leaseholds and (B) those Material Contracts listed in Annex IX to the Intercreditor Agreement and with respect to which consent is required and has not yet been obtained for the grant of such Security Interest;

(ii)	a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Inventory Collateral is stored or located, which agreement or letter contains a waiver or subordination of all Security Interests or claims that the landlord, mortgagee or bailee may assert against the Inventory Collateral at that location and is otherwise satisfactory in form and substance to Barclays and the Inventory Collateral Agent; and

(iii)	evidence that the Company has obtained consents to assignment of each of the Company’s patent licenses that are set out in Annex VIII to the Intercreditor Agreement and that are material to the operation or value of the Refinery and the System or the Company’s ability to perform its obligations under the Basic Documents (as defined in the Intercreditor Agreement).

(c)	The Company shall deliver, within thirty (30) days after the Initial Purchase Date, a recorded mortgage or mortgages between the Company and the Inventory Collateral Agent in a form satisfactory to Barclays and the Inventory Collateral Agent evidencing the Inventory Collateral Agent’s first lien Security Interest in the Company’s Material Contracts listed in Annex IX to the Intercreditor Agreement and with respect to which consent has been granted or is not needed for the grant of such Security Interest but such Material Contracts have not been recorded as of the date of this Agreement.

6.22	Minimum Liquidity Test

The Company shall maintain liquidity such that on any date during the term of the Inventory Documents Available Liquidity shall equal or exceed the lesser of:

(a)	the sum of (i) the total gross invoice amount payable under the Crude Supply Master Confirmation for the two (2) consecutive Daily Invoices (as defined in the Crude Supply Master Confirmation) immediately following such date; plus (ii) either (x) $15,000,000, or (y) at any time when the Weekly Nomination Schedule between the Company and Barclays with respect to transactions under the Crude Supply Master Confirmation is scheduled Monday through Sunday, $10,000,000; or

(b)	the sum of (i) the Threshold of Party A (as determined pursuant to paragraph 13(b)(iii)(B) of the CSA, the Party A Threshold), plus (ii) $10,000,000

(the Minimum Liquidity Test).

The Company shall certify to Barclays in each Weekly Nomination Schedule delivered under and as defined in the Crude Supply Master Confirmation that according to its reasonable knowledge based upon its books and records and commercially reasonable good faith projections, it will meet the Minimum Liquidity Test for the upcoming two (2) week period.

6.23	ERISA

The Company shall supply to Barclays:

(a)	promptly and in any event within fifteen (15) days after receiving a written request from the Barclays a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;

(b)	promptly and in any event within thirty (30) days after the HIE Parties, any of their respective Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of an authorized officer of the Company describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the HIE Parties, any of their respective Subsidiaries or any ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than ten (10) days after the occurrence of the ERISA Event;

(c)	promptly, and in any event within thirty (30) days, after becoming aware that there has been (i) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in a Material Adverse Effect since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ii) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the HIE Parties, any of their respective Subsidiaries and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that could reasonably be expected to result in a Material Adverse Effect, (iii) any material contribution required to made with respect to a Foreign Pension Plan has not been timely made that would reasonably be expected to result in a Material Adverse Effect or (iv) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the HIE Parties or any of their respective Subsidiaries or any ERISA Affiliate and that would reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from an authorized officer of the Company; and

(d)	if, at any time after the Initial Purchase Date, the HIE Parties, any of their respective Subsidiaries or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 6, then the Company shall deliver to Barclays an updated Schedule 6 as soon as practicable, and in any event within sixty (60) days after such HIE Party, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

6.24	Additional security; further assurances

(a)

The Company shall, and shall cause each of its Subsidiaries that is an HIE Party to, grant to the Inventory Collateral Agent for the benefit of Barclays Security Interests in such assets and Real Property of the Company and such Subsidiaries as are not covered by the original Inventory Security Documents and as may be reasonably requested from time to time by the Inventory Collateral Agent or Barclays (or otherwise required at such time pursuant to the Intercreditor Agreement) (collectively, the Additional Security Documents). All such Security Interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Inventory Collateral Agent and shall constitute valid and enforceable perfected Security Interests superior to and prior to the rights of all third persons and enforceable against third parties and subject to no other Security Interests except for Permitted Security. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Security Interests in favor of the Inventory Collateral Agent required to be granted pursuant to the

Additional Security Documents and all Taxes, fees and other charges payable in connection therewith shall have been paid in full. The Company and each Subsidiary that is an HIE Party that acquires fee owned Real Property will promptly deliver to the Inventory Collateral Agent all such mortgages, documents, title policies, surveys, instruments, agreements, opinions and certificates similar to those described in Schedule 2 with respect to each such Real Property that the Inventory Collateral Agent shall reasonably request to create in favor of the Inventory Collateral Agent, for the benefit of Barclays, a valid and, subject to any filing and/or recording referred to herein, perfected first priority Security Interest in such Real Property. Notwithstanding the foregoing, this Section 6.24 shall not apply to (and the Company and its Subsidiaries shall not be required to grant a Security Interest in) any Real Property that is part of the Retail Business.

(b)	The HIE Parties shall use reasonable efforts to, at the expense of the HIE Parties, make, execute, endorse, acknowledge, file and/or deliver to the Inventory Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, flood determinations, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Inventory Collateral covered by any of the Inventory Security Documents as the Inventory Collateral Agent may reasonably require. Furthermore, the Company shall, and shall cause its Subsidiaries who are HIE Parties to, deliver to the Inventory Collateral Agent such opinions of counsel, title insurance, flood insurance (if applicable) and other related documents as may be reasonably requested by the Inventory Collateral Agent to assure itself that this Section 6.24 has been complied with.

(c)	If Barclays reasonably determines that it is required by law or regulation to have appraisals prepared in respect of any Real Property of the Company or any of its Subsidiaries constituting Inventory Collateral, each such party will, at its own expense, provide to Barclays appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)	each HIE Party agrees that each action required by clauses (a) through (c) of this Section 6.24 shall be completed as soon as possible, but in no event later than 75 days after such action is requested to be taken by the Inventory Collateral Agent or Barclays; provided that, in no event will the Company or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 6.24.

6.25	End of fiscal year

The Company shall cause its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year.

6.26	MIPA

The Member and the Company shall reasonably enforce all of their respective rights, remedies and benefits under and in respect of the MIPA and such Related Agreements, including all rights to payment and indemnification.

6.27	Amendments to Credit Agreement

The HIE Parties shall not and shall not agree to, in respect of the Credit Agreement, without Barclays’ prior written consent:

(a)	amend or modify the methodology or determination of Borrowing Base included therein in a manner that results in a material reduction to the Borrowing Base;

(b)	increase the interest rate payable by the Borrowers under the Credit Agreement to more than LIBO Rate (as defined in the ABL Loan Credit Agreement as in effect as of the date hereof) plus four percent (4%) or amend or modify the method for calculating the interest rate under the Credit Agreement;

(c)	amend or modify a mandatory prepayment provision in a manner adverse to the HIE Parties;

(d)	amend or modify a covenant or event of default that would have the effect of prohibiting one or more HIE Party from making any payments under the Inventory Documents that would otherwise be permitted under the Credit Agreement as in effect on the date hereof;

(e)	amend or modify a term that would immediately cause a Default or an Enforcement Event under the Inventory Documents;

(f)	amend or modify covenants, defaults, or events of default to make them materially more restrictive as to any HIE Party, except for modifications to match changes made to the Inventory Documents so as to preserve, on substantially similar economic terms, any differential that exists on the date hereof between the covenants, defaults, or events of default in the Inventory Documents and the covenants, defaults, or events of default in the Credit Agreement;

(g)	amend or modify Section 12.10 or 13.19 of the ABL Loan Credit Agreement (or the equivalent provisions in any Refinancing Credit Agreement); or

(h)	amend or modify a scheduled amortization payment or the scheduled final maturity date under the Credit Agreement (other than to advance the date of any schedule payment in the case of accelerating the maturity of any obligation in accordance with the terms of the ABL Loan Credit Agreement).

6.28	Inconsistent actions

The HIE Parties shall not act in a manner inconsistent with their representations set out in Section 3.18(b) (Non-reliance) and their acknowledgements and confirmations in Sections 13(c) and (d) (Nature of Transaction and Relationship between the Parties). Barclays shall not act in a manner inconsistent with its representations set out in its acknowledgement and confirmation in Section 13(d) (Nature of Transaction and Relationship between the Parties).

6.29	Product Intermediation Agreement

The Company and Barclays shall negotiate in good faith to enter into an agreement providing for product intermediation and supply to the Refinery within sixty (60) days after the Initial Purchase Date.

6.30	Barclays Authorizations

Barclays shall promptly obtain, maintain and comply with the terms of the Barclays Authorizations where, in the opinion of Barclays (acting reasonably), failure to do so has or is reasonably likely to have a Material Adverse Effect.

6.31	Barclays compliance with laws

Barclays shall comply in all material respects with all laws to which it is subject and all regulations applicable to it where, in the opinion of Barclays (acting reasonably), failure to do so has or is reasonably likely to have a Material Adverse Effect.

6.32	Barclays’ environmental compliance

(a)	Barclays shall, or shall have its agent:

(i)	comply with all Environmental Law to the extent applicable to the System, any component thereof and/or Barclays’ obligations under the Inventory Documents (including, without limitation, the sale, transportation, storage, handling or disposal of Crude Oil and/or Products);

(ii)	obtain, maintain and ensure compliance with all Environmental Approvals required to be obtained by Barclays in connection with its obligations to deliver Crude Oil to the Company under the Crude Supply Master Confirmation; and

(iii)	establish procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it in connection with the transactions contemplated under the Inventory Documents, where, in the opinion of Barclays (acting reasonably), failure to do so has or is reasonably likely to have a Material Adverse Effect or results or is reasonably likely to result in any liability for the Company or any of the Company’s Affiliates.

(b)	Barclays shall, or shall have its agent, promptly upon becoming aware, notify the Company of:

(i)	any Environmental Claim against Barclays in connection with the transactions contemplated under the Inventory Documents,

(ii)	any written communication received by it in respect of any actual or alleged breach of, or liability under, an Environmental Law or any Environmental Approval by Barclays in connection with the transactions contemplated under the Inventory Documents;

(iii)	any facts or circumstances reasonably likely to result in an Environmental Claim or communication under Section 6.12(b)(ii); or

(iv)	any suspension, revocation, failure to renew or obtain or modification of any Environmental Approval required to be obtained by Barclays in connection with its obligations to deliver Crude Oil to the Company under the Crude Supply Master Confirmation, where, the matter to be notified has, or is reasonably likely to have, a Material Adverse Effect or results, or is reasonably likely to result, in any liability for the Company or any of the Company’s Affiliates.

6.33	Barclays compliance with Crude Agreements

Barclays shall exercise its rights and comply with its obligations under each Crude Agreement to which it is a party (unless such breach is caused by the Company), where not to do so would have or be reasonably likely to have a Material Adverse Effect.

7.	FACILITY AND REGULATORY COVENANTS

7.1	Operation and maintenance

(a)	The Company shall:

(i)	diligently operate and maintain in good working order and condition (ordinary wear and tear excepted), or ensure the diligent operation and maintenance in good working order and condition (ordinary wear and tear excepted) of, the System at any given time and all major components thereof and its other material assets necessary for the conduct of its business in accordance with the Transaction Documents and Good Industry Practice and affecting its ability to perform under the Transaction Documents; and

(ii)	not cease to be the operator of the System, unless a replacement operator has been appointed whose identity and terms of appointment are acceptable to Barclays.

7.2	Material Contracts

(a)	The Company shall, and shall cause its Subsidiaries to, exercise its and/or its Subsidiaries’ rights and comply with its and/or its Subsidiaries’ obligations under each Material Contract where not to do so would have or be reasonably likely to have a Material Adverse Effect.

(b)	The Company shall not and shall not agree to, and shall not permit its Subsidiaries to or to agree to:

(i)	amend or waive to the extent such amendment or waiver would have or be reasonably likely to have a Material Adverse Effect;

(ii)	assign or transfer; or

(iii)	suspend, abandon or terminate (other than by reason of full performance by the Company of the agreement or expiry of its term),

(x) all or any part of a Material Contract, or (y) all or any part of any other agreement to which it is a party to the extent that such action would have a Material Adverse Effect.

7.3	Advisers

The Company shall provide such information as each Adviser may reasonably require to discharge its role as adviser to Barclays from time to time.

7.4	Derivative transactions

(a)	Except as set out below in Section 7.4(b), the Company shall not, and shall not permit its Subsidiaries to, enter into any Derivative Transaction.

(b)	Section 7.4(a) does not apply to:

(i)	transactions under or contemplated by the ISDA Master Agreement or any Subsequent Purchase Confirmation;

(ii)	any Permitted Transaction; and

(iii)	any Derivative Transaction entered into with the prior consent of Barclays.

(c)	The Company shall not, and shall not permit its Subsidiaries to, unwind any Derivative Transaction other than at its Fair Market Value.

7.5	Tax affairs

The Company shall, and shall cause its Subsidiaries to:

(a)	promptly file all Tax reports and returns required to be filed by it or its Subsidiaries in any jurisdiction;

(b)	promptly pay and discharge all Taxes or, if any Tax (i) is being contested in good faith with due diligence and by appropriate proceedings, (ii) is adequately disclosed and fully provided for in the financial statements of the relevant HIE Party in accordance with GAAP, (iii) applicable law permits such HIE Party to refrain from paying such Tax during such contest and enforcement is stayed (or bonded in full) for so long as such HIE Party is pursuing such contest and (iv) such contest does not involved any material risk of the forfeiture or loss of any material portion of the Inventory Collateral or the ABL Loan Collateral, ensure an adequate reserve is set aside for payment of that Tax and the costs required to contest them;

(c)	not change its or its Subsidiaries’ residence for Tax purposes.

7.6	Inspection and Visits

Barclays shall have the right, during the Company’s normal business hours and after reasonable notice to the Company (together with such inspectors and advisers as it chooses) so as not to disrupt its operations, to:

(a)	make periodic operational inspections of the Refinery and each Facility, provided that Barclays’ representatives making such inspections shall comply with the Company’s safety procedures;

(b)	not more frequently than once a quarter, conduct audits of any pertinent books and records, including those related to receipts and inventories of its Inventory; and

(c)	conduct physical verifications of the amount of Barclays’ Inventory stored in the Tanks.

7.7	Insurance

(a)	The Company shall, at its sole cost and expense, carry and maintain (or cause to be carried or maintained on its behalf and shall be included as a named insured in all such cases) in full force and effect insurance coverage, with licensed and permitted insurance companies rated not less than A-, IX by A.M. Best or “A” by Standard & Poor’s (in each case in the most recent ratings publication promulgated by such entity) or equivalent from a nationally recognized ratings agency or otherwise reasonably satisfactory to Barclays, of the following types and amounts:

(i)	Workers Compensation with statutory limits as required by the jurisdiction where employees of the Company are hired and Employer’s Liability coverage for injury, sickness, disability or death of employees in a minimum amount no less than $1,000,000 per accident, $1,000,000 per employee and $1,000,000 per disease or in amounts otherwise required by local legislation;

(ii)	Commercial automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death;

(iii)	Commercial general liability coverage written on an “occurrence” policy for bodily injury and property damage, including premises/operations, products/completed operations, contractual liability, personal injury, liability arising out of wharfinger, terminal operator and/or stevedoring operations and loss, Contamination or degradation of Inventory and “sudden and accidental pollution” liability coverage (excluding events that result in acidic deposition). Such insurance shall be maintained with policy limits not lower than those required by applicable law, but in no event lower than $1,000,000 per occurrence and $2,000,000 in the annual aggregate plus a $2,000,000 annual aggregate for products/completed operations;

(iv)	Umbrella and/or excess liability policies providing coverage in excess of the types and amounts required (i) as to Employer’s Liability, (ii) and (iii) above, not including Contamination or degradation of Inventory but including “sudden and accidental pollution” liability coverage required in (iii) above (excluding events that result in acidic deposition), with policy limits not lower than those required by applicable law as applied to a comparable asset, but in no event less than $300,000,000 per occurrence and in the aggregate; provided that, to the extent the policy aggregate is reduced to less than $200,000,000 in the aggregate by insured claims, the Company shall use commercially reasonable efforts to reinstate the aggregate and/or purchase additional insurance such that available policy limits are not less than $200,000,000 in the aggregate; provided that failure by the Company to reinstate the aggregate or purchase additional insurance to such level within ninety (90) days shall constitute an Additional Termination Event under Section 8.3(f) hereof;

(v)	Environmental liability coverage for bodily injury, property damage, on-site clean-up and off-site clean-up as the result of gradual seepage and pollution (excluding events that result in acidic deposition), with policy limits not lower than those required by applicable law, but in no event lower than $50,000,000 per claim and in the aggregate;

(vi)	All-Risk property insurance (including, but not limited to, windstorm, earthquake and flood) covering damage to the Facilities on a repair or replacement cost basis (no co-insurance or a waiver thereof) and in an amount sufficient to repair major components of the Facilities as reasonably determined pursuant to an engineering report prepared by an expert recognized by underwriters for such purpose or a loss limit reasonably acceptable to Barclays. Such all-risk property insurance shall be subject to sublimits, aggregates, deductibles and other terms, conditions and exclusions that are reasonably acceptable to Barclays; and shall include business interruption and extra expense insurance in an amount equal to the projected annual net income from the Refinery, the Facilities and Tanks plus any carrying costs and extraordinary expenses, for a period of eighteen (18) months, based upon Company’s reasonable estimate thereof as approved by Barclays; and

(vii)	mortgage title insurance covering the Refinery naming the ABL Loan Collateral Agent, the Inventory Collateral Agent and Barclays as the beneficiary.

(b)	The insurance policy limit requirements under Section 7.7(a) may be satisfied by a combination of primary and excess policies issued by insurance carriers having the qualifications required under Section 7.7(a). Any deductible or retentions applicable to the policies shall be the sole responsibility of the Company.

(c)	The Company shall cause its insurance carriers or its authorized insurance broker to furnish Barclays with insurance certificates (and such other information reasonably requested by Barclays in the form of copies of insurance binders and policies), in a form reasonably satisfactory to Barclays, evidencing the existence of the coverage required pursuant to Section 7.7(a). To the extent commercially available, the policies required pursuant to Section 7.7(a) shall provide at least thirty (30) days’, or in the case of non-payment of premium at least ten (10) days’, written notice of cancellation to Barclays. The Company shall be required to provide prompt written notice to Barclays of any termination or material change in the insurance required to be obtained and maintained pursuant to Section 7.7(a). The Company shall also provide renewal certificates as soon as possible but in no event more than thirty (30) days after expiration of the policy under which coverage is maintained.

(d)	Each of the insurance policies indicated in Section 7.7(a)(ii) through Section 7.7(a)(vi) shall include an endorsement that the insurer(s) agree to include the ABL Loan Collateral Agent, the Inventory Collateral Agent, Barclays, its Affiliates, and each of their directors, officers, employees, representatives, agents and contractors as additional insureds (whether through a blanket endorsement as required by contract or through an endorsement specifically naming the required parties), shall state that such insurances shall be primary and non-contributory with respect to insurance maintained by such additional insureds and shall include a separation of insureds or severability of interest clause with no exclusions for cross-liability (to the extent commercially available).

(e)	Each of the insurance policies indicated in Section 7.7(a)(ii) through Section 7.7(a)(vi) shall include an endorsement that the insurers agree to waive all rights of subrogation against Barclays, its Affiliates, and each of their directors, officers, employees, representatives, agents and contractors. In addition, Company hereby agrees to waive all rights of subrogation against Barclays, its Affiliates, and each of their directors, officers, employees, representatives, agents and contractors.

(f)	All Insurance Proceeds shall be applied in the manner contemplated in Section 5 of the Intercreditor Agreement.

(g)	The Company will maintain insurance coverage in substantially similar form and substance as in effect as of the Initial Purchase Date and in line with industry standards for a refinery, storage and terminaling entity of similar size, configuration and complexity, taking into account any unique characteristics, but in no event in scope or amount less than the requirements set forth in the other provisions of this Section 7.7.

(h)	Barclays shall, at its sole expense, carry and maintain and keep in full force and effect throughout the Term of this Agreement all risk property insurance for the full market value with respect to Inventory that it owns, whether it is in transit to or from the System or in storage in the System. During ocean transit, Barclays shall carry and maintain at its sole cost and expense or ensure that its Crude Supplier carries and maintains at its sole cost and expense insurance coverage to the full value of the cargo plus 10% against ordinary marine risks and including the risk of shortage, leakage and contamination, subject to a deductible of 0.5% of the full value of the cargo. Barclays or its Crude Supplier shall pay all premiums required to maintain these policies in effect and shall require the insurers to provide the Company with certificates of cover when requested but at least annually. To the extent such cargo policies are carried by Barclays (and not the relevant Crude Supplier), such policies shall (i) include an endorsement that the insurers waive all rights of subrogation against the Company, its Affiliates and each of their directors, officers, employees, representatives, agents and contractors and (ii) be primary and non-contributory as to any other insurance that the Company may have in place that would otherwise provide coverage for such loss.

(i)	The mere purchase and existence of insurance coverage does not release any Party from any Losses incurred or assumed under this Agreement.

7.8	Power to remedy

(a)	If the Company does not comply with Section 7.7 (Insurance), the Company shall allow Barclays to do anything Barclays reasonably considers necessary or desirable to remedy or mitigate the failure to comply, including upon prior notice to the Company, directly obtaining the relevant insurance coverage and/or paying premiums on insurance, and the Company shall indemnify Barclays for all of its costs and expenses incurred in connection with such actions.

(b)	Nothing done by Barclays pursuant to this Section will in any way prejudice any right of Barclays under the Inventory Documents or operate as a waiver of that right without the prior consent of Barclays.

8.	ADDITIONAL TERMINATION EVENTS

8.1	Additional Termination Events

(a)	The events or circumstances set out in this Section 8 are “Additional Termination Events” or “Events of Default”, as set out in Part 1(g) of the Schedule to the ISDA Master Agreement, for the purposes of clause 5(b)(vi) of the ISDA Master Agreement.

(b)	The Company or Barclays shall, as set out in Part 1(g) of the Schedule to the ISDA Master Agreement, be the “Affected Party” or the “Defaulting Party” for the Additional Termination Events and Events of Defaults set out in this Section 8.

(c)	Upon the occurrence and during the continuance of an Additional Termination Event or Event of Default set out in this Section 8, in addition to any remedies available under the ISDA Master Agreement, the non-Affected Party or the non-Defaulting Party, as applicable, may suspend its performance under the Inventory Documents.

8.2	Non-payment

Any Party does not pay on the due date any amount payable by it under any Inventory Document in the manner required under that Inventory Document (other than the CSA), unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within one (1) Business Day of the date on which the other Party gives notice to the defaulting Party (whether orally or in writing) of such non-payment; or

(b)	is caused by a Disruption Event and is remedied within one (1) Business Day of the date on which such Disruption Event ends.

8.3	Breach of other obligations

(a)	Any Party does not comply with any term of the Inventory Documents (other than any term referred to in Section 8.2 (Non-payment) or paragraphs (b), (c) or (e) below) unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within ten (10) days of the earlier of another Party giving notice of failure to comply to the defaulting Party and the defaulting Party becoming aware of the non-compliance, or if curing such non-compliance reasonably requires more than ten (10) days, then the defaulting Party commences such cure within such ten (10) day period and diligently prosecutes and completes such cure within thirty (30) days thereafter.

(b)	The Company does not comply with any requirement to post any collateral, whether in the form of cash or securities, under the CSA or any Prepay Confirmation unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within two (2) Business Days of the earlier of Barclays giving notice of failure to comply to the Company and the Company becoming aware of the non-compliance.

(c)	The Company does not comply with its obligation to deliver the Weekly Adjustment Report under and as defined in the Crude Supply Master Confirmation or its obligation to deliver the Weekly Report of Actual Deliveries and Receipts under the Products Exchange Master Confirmation, unless such non-compliance is remedied within one (1) Business Days of the earlier of Barclays giving notice of failure to comply to the Company and the Company becoming aware of the non-compliance.

(d)	The Company does not comply in any material respect with its obligations under Section 5 (Information Covenants), Section 6.15(a) (Books and records), Section 7.3 (Advisers) or Section 7.6 (Inspection and Visits), unless non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within five (5) Business Days of the earlier of Barclays giving notice of failure to comply to the Company and the Company becoming aware of the non-compliance.

(e)	The Company does not comply with its obligations under Section 6.21 (Conditions Subsequent).

(f)	The Company does not, within ninety (90) days of an event as described in Section 7.7(a)(iv), reinstate its umbrella and/or excess liability policy limits to no less than $200,000,000 in the aggregate.

8.4	Misrepresentation

A representation or warranty made or deemed to be repeated by any Party in any Inventory Document or in any document delivered by or on behalf of such Party under any Inventory Document is incorrect or misleading in any material respect when made or deemed to be repeated.

8.5	Cross-default

Any of the following occurs in respect of any HIE Party:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is canceled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless, in relation to such party, the aggregate amount of its Financial Indebtedness falling within all or any of Sections 8.5(a) to (c) above is less than (i) in respect of the Credit Agreement, $0; or (ii) in respect of any other Financial Indebtedness, $5,000,000, or the equivalent in other currencies in each case.

8.6	Enforcement of Security Interests

(a)	Any Security Interest is enforced over any of any HIE Party’s assets, having an aggregate value of at least $5,000,000 or equivalent in other currencies, and is not discharged within ten (10) days.

(b)	Any foreclosure, attachment, sequestration, distress, execution or analogous event affects any asset(s) of any HIE Party, having an aggregate value of at least $5,000,000 or equivalent in other currencies, and is not discharged within ten (10) days.

8.7	Cessation of business

The Company ceases, or threatens to cease, to carry on business except as part of a Permitted Transaction.

8.8	Effectiveness of Inventory Documents

(a)	It is or becomes unlawful for any Party to perform any of its obligations under the Inventory Documents and this has or would be likely to result in a Material Adverse Effect.

(b)	Any part of an Inventory Document is not binding and effective in accordance with its written terms and this has or would be likely to result in a Material Adverse Effect.

(c)	A Security Document does not create a Security Interest it purports to create.

(d)	Any Party to an Inventory Document repudiates an Inventory Document, disclaims a material liability under any Inventory Document or evidences an intention to repudiate an Inventory Document or disclaim a material liability under any Inventory Document.

8.9	Material Contracts

(a)	The Company or its Subsidiaries do not perform their obligations under any Material Contract and this has or would be likely to result in a Material Adverse Effect.

(b)	A representation or warranty given by the Company or any of its Subsidiaries under a Material Contract is incorrect in any material respect and this or the facts and circumstances giving rise to such incorrectness has or would be likely to result in a Material Adverse Effect.

(c)	Other than by reason of full performance of the agreement by the Company or its Subsidiaries or expiry of its term:

(i)	a Material Contract is terminated or becomes capable of being terminated; or

(ii)	the Company or its Subsidiary issues a notice of termination of a Material Contract without the prior written consent of Barclays,

and this has or would be likely to result in a Material Adverse Effect.

8.10	Constitutional documents

Without the prior consent of Barclays, any material change is made to any of the HIE Parties’ limited liability company operating agreement or other constitutional documents.

8.11	Nationalization

(a)	Any material part of the System is nationalized, confiscated or requisitioned.

(b)	(i)	Any part of the Company’s rights under the Transaction Documents or the Company Authorizations are forfeited, suspended or otherwise abrogated by any Governmental Authority;

(ii)	use of any part of the System is restrained, enjoined or terminated by judicial process, by any Governmental Authority or by right of eminent domain; or

(iii)	there is any other intervention in the operation of the System by or on behalf of any Governmental Authority,

and this has or would be likely to result in a Material Adverse Effect.

8.12	Litigation

Any litigation, arbitration or administrative proceedings are current or, to its Knowledge, pending or threatened against any person which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

8.13	Insurance

(a)	Any Insurance or any other insurance required to be effected by the Company under any Transaction Document:

(i)	is not, or ceases to be, in full force and effect (except where it has been renewed);

(ii)	is unavailable at the time it is required to be effected; or

(iii)	is repudiated, avoided or suspended (in each case to any extent); or

(b)	any insurer is entitled to avoid, repudiate or suspend (in each case to any extent) or otherwise reduce its liability under the policy relating to any Insurance or other insurance required to be effected under any Transaction Document as a result of non-disclosure or vitiation by the Company.

8.14	System events

(a)	There is a cessation of operations in any material respect at all or any part of the System, or the System or any component thereof is shut down in excess of ten (10) consecutive days after the date of this Agreement other than where such cessation or shutdown (as applicable) is due to:

(i)	scheduled maintenance notified to Barclays in accordance with Section 5.5(a) (Facilities/Refinery turnaround, maintenance and closure);

(ii)	unscheduled maintenance notified to Barclays in accordance with Section 5.5(b) (Facilities/Refinery turnaround, maintenance and closure); or

(iii)	a Force Majeure Event notified to Barclays in accordance with Section 5.3(e) (Information – miscellaneous); provided that if such cessation or shutdown due to a Force Majeure Event continues for more than ninety (90) days, the exception in this clause (iii) shall cease to apply.

(b)	The Company does not have, or ceases to have, in each case free from Security Interests granted or created by the Company (other than any Security Interest permitted under this Agreement):

(i)	good title to, or the right to use under binding contractual arrangements and/or any applicable laws, the Facilities and the Refinery and any other assets (including, but not limited to, intellectual property rights) necessary to operate the Facilities and the Refinery in accordance with the Transaction Documents and to otherwise carry on its business as conducted as of the date of this Agreement; and

(ii)	access to:

(A)	the System at any given time and all major components thereof;

(B)	any material buildings or fixtures that form part of the System at any given time; or

(C)	any easement, right-of-way or other rights necessary, customary or desirable in order to operate the Facilities and the Refinery in accordance with the Transaction Documents,

and such lack of access affects the Company’s ability to perform under the Transaction Documents.

8.15	Ownership of the Company

(a)	A Change in Control occurs.

(b)	Any Sanctioned Person directly owns or controls any membership interests of the Company.

8.16	ABL Loan Credit Agreement

The Company ceases to maintain at any time a committed asset backed revolving credit facility in an amount no less than eighty percent (80%) of the amount of the Revolving Loan Commitment (as such term is defined in the ABL Loan Credit Agreement as in effect as of the date of this Agreement), or such lower amount as permitted by Barclays pursuant to Section 6.9(b)(iv)(A), except to the extent that such cessation is caused by the default of a lender on its commitment under such facility.

8.17	ERISA

(a)	One or more ERISA Events shall have occurred;

(b)	there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c)	any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made; or

(d)	there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the HIE Parties, any of their respective Subsidiaries or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the HIE Parties, any of their respective Subsidiaries and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c) and (d), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect.

9.	ACKNOWLEDGEMENT

9.1	HIE Party acknowledgements

The HIE Parties acknowledge and agree that:

(a)	Barclays is a merchant of Crude Oil and Products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of its business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the HIE Parties;

(b)	Barclays has no fiduciary or trust obligations of any nature with respect to the HIE Parties or any of their Affiliates or property;

(c)	Barclays may enter into transactions and purchase Crude Oil and Products for its own account or the account of others at prices more favorable than those being paid or received by the Company; and

(d)	nothing herein or in any of the Transaction Documents shall be construed to prevent Barclays, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil and Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under the Transaction Documents.

10.	INDEMNITIES

10.1	Indemnities

(a)	To the fullest extent permitted by applicable law, the Company shall, on demand, defend, indemnify and hold harmless Barclays (for and on behalf of itself and any other Indemnified Person) from and against all Losses suffered or incurred by any Indemnified Person directly or indirectly arising:

(i)	from a breach by the Company of any of its obligations, agreements, representations or warranties under any Inventory Document;

(ii)	from the occurrence of an Enforcement Event where the Company is the “Affected Party”;

(iii)	from the gross negligence or willful misconduct of the Company;

(iv)	in connection with Section 7.8 (Power to remedy);

(v)	in connection with any Environmental Matter to the extent arising at any time when the Company has custody and control of Barclays’ Inventory; or

(vi)	from the failure by the Company to comply with applicable law and authorizations (including Environmental Laws and Environmental Approvals), including, but not limited to, the failure to obtain and/or maintain any Environmental Approval with respect to the sale, transportation, storage, handling or disposal of Crude Oil and/or Products by the Company or its Affiliates, employees, representatives, agents or contractors.

(b)	To the fullest extent permitted by applicable law, Barclays shall, on demand, defend, indemnify and hold harmless the Company (for and on behalf of itself and any other Company Indemnified Person) from and against all Losses suffered or incurred by a Company Indemnified Person directly or indirectly arising:

(i)	from a breach by Barclays of any of its obligations, agreements, representations or warranties under any Inventory Document;

(ii)	from the occurrence of an Enforcement Event where Barclays is the “Affected Party”;

(iii)	from the gross negligence or willful misconduct of Barclays; or

(iv)	from the failure by Barclays to comply with applicable law and authorizations (including Environmental Laws and Environmental Approvals), including, but not limited to, the failure to obtain and/or maintain any Environmental Approval with respect to the sale, transportation, storage, handling or disposal of Crude Oil and/or Products by Barclays or its Affiliates, employees, representatives, agents or contractors.

10.2	Limitation and Mitigation

(a)	Other than in relation to any Losses arising from any Third Party Claims, neither Party shall be liable to the other in any way for loss of use, loss of profit or incentive payments, loss of production or business interruption or for any kind of incidental, indirect, consequential or punitive loss or damage, which is connected with any claim or indemnity arising under or given in this Agreement or the subject matter of this Agreement (howsoever caused).

(b)	Each Party shall take such steps as may be reasonably required to mitigate any Losses it may suffer from time to time.

(c)	Notwithstanding any other provision of this Agreement, in the event of any Loss or losses of Barclays Inventory covered by Section 3.7 of the Storage and Services Agreement which is the subject of insurances, the Party experiencing such Loss or losses shall first seek recovery under the relevant insurance before seeking recovery under the indemnification or payment provisions of this Agreement or the Storage and Services Agreement. Any recovery by such Party (net of the costs to such Party of pursuing such claim) from the insurers in respect of such a claim (the Recovery) shall reduce the amount of Losses for the purpose of any indemnity contained in the Inventory Documents. Each of Barclays and the Company shall provide an accounting and reconciliation of all such Recoveries on a monthly basis, with the amounts of such Recoveries credited or debited, as applicable, in the monthly invoicing provisions contained in the Inventory Documents.

10.3	Indemnity Procedure

All claims for indemnification under Section 10.1 (Indemnities) shall be asserted and resolved as follows:

(a)	For purposes of Section 10.1 (Indemnities), the term Indemnifying Party when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to Section 10.1 (Indemnities), and the term Indemnified Party when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to Section 10.1 (Indemnities).

(b)	To make claim for indemnification under Section 10.1 (Indemnities), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.3 (Indemnity Procedure) including the specific details of and specific basis under this Agreement for its claim (the Claim Notice). In the event that the claim for indemnification is based upon a Third Party Claim, the Indemnified Party shall provide its Third Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this paragraph (b) shall not relieve the Indemnifying Party of its obligations under Section 10.1 (Indemnities) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)	The Parties shall consult with each other regarding any claims made by a counterparty, pipeline operator, terminal operator, vessel owner, supplier, Crude Supplier or transporter against Barclays or any claims that Barclays may bring against any such person. Barclays agrees to take commercially reasonable actions in the handling of such claims, including the prosecution or defense thereof. At Barclays’ request, Company may assist in the prosecution or defense of such claims.

11.	COSTS AND EXPENSES

11.1	Initial costs

The Company shall pay to Barclays all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to Barclays and expenses incurred by Barclays) incurred in connection with:

(a)	the due diligence and the preparation and negotiation of the Inventory Documents and any transaction contemplated thereunder, such payments to occur regardless of whether the transactions contemplated under the Inventory Documents and the Inventory Documents are executed; and

(b)	any amendment, waiver or consent to or in respect of an Inventory Document.

Barclays shall provide the Company with copies of the relevant invoices in order to substantiate the fees and costs incurred, and the Company shall make payment within fifteen (15) days of receipt of any such invoice.

11.2	Subsequent costs

The Company shall pay to Barclays all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to Barclays and expenses incurred by Barclays) incurred in connection with:

(a)	the due diligence and the preparation and negotiation of any Transaction Document entered into after the date of this Agreement and any transaction thereunder, such payments to occur regardless of whether the transactions contemplated under such Transaction Documents or such Transaction Documents are executed; and

(b)	any amendment, waiver or consent to or in respect of such Transaction Documents,

provided that such fees and expenses shall not exceed an aggregate of $200,000 in any calendar year without the Company’s prior written consent. Barclays shall provide the Company with copies of the relevant invoices in order to substantiate the fees and costs incurred, and the Company shall make payment within fifteen (15) days of receipt of any such invoice.

11.3	Enforcement costs

The Company shall pay to Barclays the amount of all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to Barclays and expenses incurred by Barclays) incurred by it in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Transaction Document; or

(b)	as otherwise provided in Section 10 (Indemnities).

12.	PAYMENTS

(a)	All payments to be made under this Agreement and the Storage and Services Agreement by the Company or Barclays shall be made by wire transfer of same day funds in USD to such bank account at such bank as Barclays shall designate in writing to the Company from time to time or such bank as the Company shall designate in writing to Barclays from time to time.

(b)	Payments under this Agreement and the Storage and Services Agreement by the payor Party shall be made for value on the due date at such times and in such funds as the payee Party may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

(c)	All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee Party. Payments received after any applicable time set forth in this Agreement or the Storage and Services Agreement on any Business Day shall be deemed to have been received on the following Business Day.

(d)	Except as otherwise expressly provided in this Agreement or the Storage and Services Agreement, all payments by the payor Party shall be made in full without discount, set-off, withholding, counterclaim or deduction whatsoever for any claims which the payor Party may now have or hereafter acquire against the payee Party, whether pursuant to the terms of this Agreement or the Storage and Services Agreement or otherwise.

(e)	The payor Party shall make all payments to be made by it under this Agreement and the Storage and Services Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(f)	If a Tax Deduction is required by law to be made by the payor Party, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(g)	Interest shall accrue on late payments by the Company under this Agreement and the Storage and Services Agreement at a rate equal to Barclays’ cost of funds plus one percent (1%) per annum from and including the date that payment is due until but excluding the date that payment is actually received by Barclays.

13.	NATURE OF TRANSACTION AND RELATIONSHIP BETWEEN THE PARTIES

(a)	Neither this Agreement nor any other Transaction Document (or transaction under any Transaction Document), nor the performance by the Parties of their respective obligations under this Agreement or any other Transaction Document (or transaction under any Transaction Document), shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties.

(b)	It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder, and, except to the extent explicitly provided otherwise in Section 3.2 (Appointment as agent for specified purposes) of the Agency and Advisory Agreement, nothing herein or in any other Transaction Document shall be construed to make a Party, or any employee or agent of such party, an agent or employee of any other Party.

(c)	The HIE Parties acknowledge and agree that Barclays is entering into the Transaction Documents to which it is a party and will enter into any transaction thereunder as a principal (and not as adviser, financial adviser, agent, broker or in any other capacity, fiduciary or otherwise).

(d)	Except to the extent explicitly provided otherwise in Section 3.2 (Appointment as agent for specified purposes) of the Agency and Advisory Agreement, no Party shall have any authority to bind any other Party as its agent or otherwise and neither this Agreement nor any other Transaction Document (or transaction under any Transaction Document), nor the performance by the Parties of their respective obligations under this Agreement or any other Transaction Document (or transaction under any Transaction Document), shall create any relationship of principal and agent between the Parties.

(e)	It is the intention of the Parties that the transaction contemplated under the Confirmations shall effect an absolute transfer of ownership of the relevant Inventory from the Company to Barclays or Barclays to the Company, as applicable, and nothing in this Agreement shall be construed to alter such absolute transfer.

14.	SANCTIONS LAWS

No provision of this Agreement or any other Transaction Document shall be interpreted or applied so as to require or cause (directly or indirectly) any party or its Affiliates to take any action (or refrain from taking action) that is or could be in violation of any applicable Sanctions Laws or which could result in any party being designated as a Sanctioned Person by a Sanctions Authority.

15.	WIND DOWN

(a)	At any time when (i) an Event of Default in respect of the Company under and as defined in the Storage and Services Agreement has occurred and is continuing or (ii) an “Early Termination Date” has been designated by Barclays under the ISDA Master Agreement, Barclays may, on its own behalf or on behalf of a designee, by written notice to the Company (a Tolling Notice), request the Company to (x) process Barrels of Crude Oil into final Products or (y) blend Barrels of intermediate Products into final Products, in each case on a tolling basis.

(b)	Within five (5) days following delivery by Barclays of a Tolling Notice, the Parties shall agree the operating yield model to be used to toll the Tolled Inventory identified in the Tolling Notice. Thereafter, the Company shall process the Tolled Inventory as soon as practicable in accordance with Good Industry Practice using linear programming, with 100% of such Tolled Inventory processed on a priority basis, and Barclays or its designee shall receive 100% of the corresponding yield of the Tolled Inventory in accordance with the operating yield model at market specifications.

(c)	Barclays shall pay the Company a service fee for such tolling services equal to the Operations and Maintenance Costs incurred in connection with provision of such services, plus a handling fee of one dollar ($1) per Barrel; provided, however, that if and to the extent that Barclays makes a net profit on the realized product sales of any Tolled Inventory, Barclays will provide a credit equal to the amount of such net profit, less any costs and expenses incurred by Barclays in connection with the Company’s Event of Default, occurrence of any Early Termination Date or sale of the Tolled Inventory, against any other amount payable by the Company under any Inventory Document.

16.	ADVISERS

(a)	With the prior consent of the Company (not to be unreasonably withheld or delayed), Barclays may:

(i)	appoint additional advisers to act on its behalf in relation to the transactions contemplated hereunder and under the other Transaction Documents; and

(ii)	if any Adviser resigns or its appointment otherwise ceases or is terminated, appoint a replacement Adviser.

(b)	The Company shall pay to Barclays the amount of all costs and expenses (including legal fees) incurred by Barclays in connection with any appointment under this Section 16.

(c)	The Company shall co-operate in good faith with each Adviser. If the Company is required to supply any information to Barclays under this Agreement and Barclays so requests, the Company shall supply a copy of that information to each Adviser. For the avoidance of doubt, the Company shall not be required to implement any recommendation made by an Adviser.

(d)	The Company shall pay to Barclays the amount of all fees, costs and expenses (including any applicable Tax) payable by Barclays to any Adviser.

17.	TERM AND RENEWAL OF INVENTORY DOCUMENTS

(a)	No renewal of the term of any of the Confirmations shall be effective unless:

(i)	the term of the Storage and Services Agreement is also renewed to the same extent under Section 2.1 (Term) of the Storage and Services Agreement; and

(ii)	the term of each other Confirmation is also renewed to the same extent.

(b)	If and when (i) all Transactions outstanding under the ISDA Master Agreement are terminated and (ii) the Storage and Services Agreement is terminated in accordance with its terms, this Agreement shall, unless the Parties agree otherwise, automatically terminate simultaneously with the Storage and Services Agreement.

(c)	Notwithstanding anything to the contrary in this Agreement or any other Inventory Document, the Parties may at any time mutually agree to terminate the Inventory Documents and engage in an orderly unwind of all transactions thereunder at such time and on such terms as they shall agree.

18.	AMENDMENTS AND WAIVERS

18.1	Procedure

Subject to Section 18.2 below, any term of the Inventory Documents may be amended or waived with the agreement of the HIE Parties party thereto and Barclays and subject to the terms of such Inventory Document.

18.2	Rights and Remedies Cumulative; Effect of Waivers

The rights of the Parties under the Inventory Documents (a) may be exercised as often as necessary; (b) are cumulative and not exclusive of its rights under law or in equity, and (c) may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right. Any waiver, consent or amendment shall be effective only in the specific instance and for the specific purpose for which it was given and shall not entitle any Party to any further or subsequent waiver, consent or amendment.

19.	ASSIGNMENT AND CHANGES TO THE PARTIES

19.1	Assignments and Transfers

(a)	Subject to Section 19.1(b) below, (i) no HIE Party may assign, transfer or delegate any of its rights or obligations under the Inventory Documents without the prior written consent of Barclays, and (ii) Barclays may not assign, transfer or delegate any of its rights or obligations under the Inventory Documents without the prior written consent of the Company, and any purported assignment, transfer or delegation in violation of this provision shall be void and of no effect.

(b)	Barclays may (i) at its discretion assign, transfer or delegate to any of its Subsidiaries any of its rights or obligations under this Agreement without the prior written consent of the Company, and (ii) at any time pledge or grant a Security Interest in all or any portion of its rights under this Agreement to secure obligations of Barclays, including any pledge or assignment to a U.S. Federal Reserve Bank, and the provisions in this Section (other than the provisions of this subsection) shall not apply to any such pledge or grant of a Security Interest. Notwithstanding the foregoing, in the event of any assignment, pledge or grant by Barclays as contemplated in this Section 19.1(b), Barclays shall not, to the extent permissible by law, assign, grant or pledge any rights that are greater than or in violation of Barclays’ rights under this Agreement.

20.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

21.	DISCLOSURE OF INFORMATION

(a)	Each Party shall keep confidential any proprietary or confidential information supplied to it by or on behalf of any other Party in connection with the Inventory Documents. However, a Party is entitled to disclose information (i) which is publicly available, other than as a result of a breach by the disclosing Party of this Section 21, or which becomes available to the disclosing Party on a non-confidential basis from a source other than the non-disclosing Party; (ii) in connection with any legal or arbitration proceedings; (iii) if required to do so under any law or regulation; (iv) to a Governmental Authority, including any governmental, banking, taxation or other regulatory body; (v) to its professional advisers; (vi) in connection with the enforcement of its rights or the exercise of its remedies under any Inventory Document; or (viii) with the agreement of, in the case of Barclays, the Company, and in the case of any HIE Party, Barclays.

(b)	This Section 21 supersedes any previous confidentiality undertaking given by a Party in connection with this Agreement prior to it becoming a Party.

22.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect (a) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement, or (b) the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.	NOTICES

24.1	In writing

(a)	Any communication in connection with this Agreement shall be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving the communication, by e-mail or any other electronic communication.

(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement shall be given in writing.

24.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Agreement are those notified by that Party for this purpose to the other Party on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Tesoro Hawaii, LLC
One Memorial City Plaza
800 Gessner Road, Suite 875
Houston, Texas 77024
Fax number:	+1 832 565 1207
Email:	btarzwell@txnenergy.com
Attention:	Brice Tarzwell, Chief Legal Officer

(c)	The contact details of the Member for this purpose are:

Address:	Hawaii Pacific Energy, LLC
One Memorial City Plaza
800 Gessner Road, Suite 875
Houston, Texas 77024
Fax number:	+1 832 565 1207
Email:	btarzwell@txnenergy.com
Attention:	Brice Tarzwell, Chief Legal Officer

(d)	The contact details of Barclays for this purpose are:

(i)	for all legal notices:

Address:	Barclays Bank PLC
Attention: Americas, General Counsel
745 Seventh Avenue
New York, NY 10019
USA

with a copy to

Address:	Barclays Bank PLC
Attention:	Commodity Linked Finance
745 Seventh Avenue
New York, NY 10019
USA
Attention:	John Eleoterio
Phone:	+1 212 412 1586
Fax Number:	+1 866 395 4482
Email:	ProjectSurfNotices@barclayscapital.com

(ii)	for formal notices:

Address:	Barclays Bank PLC
Attention: Commodity Linked Finance
745 Seventh Avenue
New York, NY 10019
USA
Attention:	John Eleoterio
Phone:	+1 212 412 1586
Fax number:	+1 866 395 4482
Email:	ProjectSurfNotices@barclayscapital.com

with a copy to

Address:	Barclays Bank PLC
Attention:	Americas, General Counsel
745 Seventh Avenue
New York, NY 10019
USA

(iii)	for all operational matters:

Address:	Barclays Bank PLC
1301 McKinney (Suite 300)
Houston, TX 77010
USA
Switchboard	+1 713 401 6800
Email:	ProjectSurfNotices@barclayscapital.com
Attention:	Oil Logistics Department

For urgent matters requiring immediate attention:

Attention:	David Wilson
Telephone:	+ 1 713 401 6790 (Office)
Telephone:	+1 210 365 7427 (Mobile)
Email:	david.b.wilson@barclays.com

Attention:	Karen Snow
Telephone:	+1 713 401 6792 (Office)
Telephone:	+1 646 937 3430 (Mobile)
Email:	karen.snow@barclays.com

(e)	Any Party may change its contact details by giving five (5) Business Days’ notice to the other.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

24.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under Section 24.3(a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(c)	A communication to Barclays will only be effective on actual receipt by it.

25.	LANGUAGE

(a)	Any notice given in connection with this Agreement shall be in English.

(b)	Any other document provided in connection with this Agreement shall be:

(i)	in English; or

(ii)	accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

26.	GOVERNING LAW

This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with the laws of the State of New York, including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

27.	ENFORCEMENT

27.1	Jurisdiction

The Parties irrevocably submit to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with any Inventory Document. The New York courts are the most appropriate and convenient courts to settle any such dispute and each Party waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Inventory Document.

27.2	Waiver of immunity

The HIE Parties irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by Barclays against any HIE Party in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

27.3	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY INVENTORY DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY INVENTORY DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

28.	SURVIVAL

The provisions of Section 10 (Indemnities), Section 11 (Costs and Expenses), Section 26 (Governing Law), Section 27 (Enforcement) and this Section 28 shall survive execution and delivery of this Agreement, the transactions contemplated in the Inventory Documents and the termination of this Agreement.

29.	COMPLETE AGREEMENT

This Agreement, together with the other Inventory Documents, contains the complete agreement between the Parties on the matters to which it relates and supersedes all prior commitments, agreements and understandings, whether written or oral, on those matters.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TESORO HAWAII, LLC,
a Hawaii limited liability company

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

[Signature Page to Framework Agreement]

HAWAII PACIFIC ENERGY, LLC,
a Delaware limited liability company

By:	Par Petroleum Corporation its sole member

By:	/s/ R. Seth Bullock
	Name:	R. Seth Bullock
	Title:	Chief Financial Officer

[Signature Page to Framework Agreement]

BARCLAYS BANK PLC

By:	/s/ John Eleoterio
	Name:	John Eleoterio
	Title:	Managing Director

[Signature Page to Framework Agreement]